Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

W&T OFFSHORE, INC.,

a Texas corporation

(SELLER)

AND

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

a Texas limited liability company

(BUYER)

i

ii

Section 12.21	Waiver of Consumer Rights/DTPA Waiver	52
Section 12.22	Information in Exhibits	52
Section 12.23	Removal of Signs	52
Section 12.24	Severability	53
Section 12.25	Counterparts	53
Section 12.26	Not Construed Against Drafter	53
Section 12.27	Express Negligence Rule	53
Section 12.28	Knowledge	53
Section 12.29	Transition Agreement	53

Exhibit A	Lease Descriptions
Exhibit A-1	Wells and Leases WI \NRI
Exhibit A-2	Platforms
Exhibit A-3	Contracts
Exhibit A-4	Rights of Way
Exhibit A-5	Pipelines
Exhibit A-6	Gas Imbalances
Exhibit B	Conveyance and Bill of Sale
Exhibit C	Claims, Litigation, Etc.
Exhibit D	Transition Agreement
Exhibit E	Guaranty
Exhibit F	Operated Assets and P&A Liability
Exhibit G-1	Operated Escrow Agreement, Operated Deposit Account Security Agreement and Operated Deposit Account Control Agreement
Exhibit G-2	Deposits to Operated Escrow Agreement
Exhibit H-1	Non-Operated Escrow Agreement, Non-Operated Deposit Account Security Agreement and Non-Operated Deposit Account Control Agreement
Exhibit H-2	Deposits to Non-Operated Escrow Agreement
Exhibit I	Non-Operated Assets and P&A Liability
Exhibit J	Mortgage
Exhibit K	Joint Operating Agreement
Schedule 2.05	Allocation of Purchase Price
Schedule 7.09	Prospects

iii

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 14, 2009 (the “Execution Date”), is by and between W&T OFFSHORE, INC., a Texas corporation, whose mailing address is Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Seller”), and BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company, whose mailing address is 11451 Katy Freeway, Suite 500, Houston, Texas 77079 (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Agreement all of Seller’s right, title and interest in and to the Assets hereinafter described.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, Seller offers and agrees to sell, and Buyer offers and agrees to purchase, as of the Effective Date hereinbelow defined, save and except the “Excluded Assets” as set forth in Section 1.02 below, all of Seller’s right, title and interest in and to the following properties, rights and interests (collectively “Assets”):

(a)

The oil, gas and mineral leases and interests (including, but not limited to working interests, operating rights, royalty and overriding royalty interests) described in Exhibit A attached hereto (the “Leases”), whether or not the Leases are in effect as of the Effective Date, the oil and/or gas wells, whether or not heretofore plugged, unplugged or abandoned, situated on the blocks/lands, or portion thereof, described in or attributable to the Leases (the “Wells”) (including without limitation the Wells and Leases described in Exhibit A-1), and all caissons, platforms and other facilities, including without limitation the Platforms described in Exhibit A-2 (“Platforms”) related thereto and located thereon;

(b)

All of the rights, privileges, benefits and powers conferred upon Seller, as the holder of the Leases, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by the Leases that may be necessary or useful to the possession and enjoyment of the Leases, and all of Seller’s rights in any pools or units which currently include all or any part of the Leases or any of the Wells (the “Units”), including Seller’s right, title and interest in production from any Units, regardless of whether such unit production is derived from wells located on or off the Leases and Seller’s right, title and interest in any wells within any such Units;

(c)

To the extent assignable or transferable by Seller, all contracts, agreements and rights (including without limitation contractual rights) insofar and only insofar as they relate to the Assets, all permits, servitudes, easements, rights-of-way, orders, lease agreements, royalty agreements, assignments, farm-in and farm-out agreements, imbalances, operating agreements, unit agreements, options, gas purchase and sale contracts, oil purchase and sale agreements, transportation and marketing agreements and processing agreements, facilities or equipment leases and other contracts, agreements and rights used, or held for use, in connection with Seller’s ownership or operation of the Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Assets, rights-of-way, lease term pipelines, rights-of-use, easements, or with the sale or disposal of water, hydrocarbons or associated substances from the Assets, including without limitation the contracts and agreements described in Exhibit A-3 and the servitudes, easements, rights-of-way described in Exhibit A-4 (collectively, the “Contracts” and those Contracts constituting servitudes, easements, rights-of-way and similar agreements, the “Rights of Way”);

(d)

All equipment, machinery, fixtures and other real, personal and mixed property situated on the Leases or on the Rights of Way, including, without limitation, wells, salt water disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, processing facilities, flowlines, gathering lines, transmission lines and all other pipelines, including, but not limited to the pipelines described in Exhibit A-5;

(e)

All oil, condensate, natural gas in, whatever form, and natural gas liquids produced after the Effective Date, excluding line fill and inventory in tanks on the Effective Date, attributable to the Wells, the Leases and Units;

(f)

To the extent assignable or transferable by Seller, originals (to the extent an original is available) or copies (if originals are unavailable) of all of the files, records, information and data directly pertaining to the Assets in Seller’s possession, or to which a copy is readily available to Seller, including, without limitation, title records, abstracts, title opinions, title certificates, computer records, production records, well information, geologic maps, and all other information relating directly to the ownership or operation of the Assets but exclusive of (i) the work product of Seller’s legal counsel, excluding title opinions, and (ii) records relating to the sale and Closing under this Agreement as well as records consisting of previous, contemporaneous or subsequent offers, discussions, or analyses associated with the purchase, sale or exchange of the Assets or any part thereof (collectively, the “Records”);

(g)	All of the gas imbalances consisting of amounts under-produced or over-produced by Seller (or its predecessors) associated with the Leases existing as of the Effective Date (“Gas Imbalances”); and

(h)

All proprietary geophysical and/or geological or seismic data and maps related to the Assets (including, without limitation, all processing and derivative products) and all rights therein, to the extent the transfer of same is not prohibited or restricted by third party agreements or applicable law.

It is the intent of the parties that this Agreement shall, except for the Excluded Assets (as defined in Section 1.02 below), cover any and all of Seller’s right, title and interest in the Assets, irrespective of whether those properties and rights are set forth on the Exhibits and Schedules attached hereto. To the extent the transfer or assignment of any of the Assets is contractually restricted, Seller shall use its commercially reasonable efforts to remove such restriction so that such Asset may be transferred or assigned to Buyer; provided that in its commercially reasonable efforts to remove such restrictions, Seller shall not be required to pay a fee or other consideration.

Section 1.02 Exclusions and Reservations.

Specifically excepted and reserved from the transactions are the following, hereinafter referred to as the “Excluded Assets”:

(a)

Seller’s proprietary data, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files and legal opinions (except abstracts of title, title opinions, certificates of title, or title curative documents), attorney-client communications, attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access.

(b)	All of Seller’s separate proprietary software and derivatives therefrom and all geologic/seismic/geophysical interpretations.

(c)

All rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date, to the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the ownership, operation or value of the Assets to occur after the Effective Date, and other than any back in or other reversionary interests in the Assets.

(d)

All corporate, financial, and tax records of Seller; however, upon receipt by Seller of a written request from Buyer indicating its desire to obtain copies, and the purpose for same, Seller shall provide Buyer, at Buyer’s sole cost and expense, copies of any financial and tax records, other than income tax records, which directly relate, in the reasonable opinion of Seller, to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets.

(e)

To the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the ownership, operation or value of the Assets to occur after the Effective Date, all rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards.

(f)

All Hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods prior to the Effective Date, together with all proceeds from and rights relating to the sale of such Hydrocarbons, including line fill and inventory in tanks.

(g)

Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, and (ii) income, occupational or franchise taxes.

(h)

Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties.

(i)	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date.

(j)	All of Seller’s intellectual property rights, patents, trade secrets, copyrights, names, marks and logos.

(k)

All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Date, and further to the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the ownership, operation or value of the Assets to occur after the Effective Date.

(l)

Seller’s master service agreements and charter party agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, and construction agreements unless described on Exhibit A-3.

(m)	Telecommunication and communications equipment.

(n)	Seller’s interest, if any, in any gas processing plant, separation facility or gas treating plant to the extent serving the Assets, unless otherwise provided in Exhibits A-3, A-4, or A-5.

(o)	All vehicles, boats, tools, emergency medical response supplies.

(p)

All third party owned equipment and property located on or used in connection with the Assets, including, without limitation, contractor equipment and leased equipment, except to the extent subject to any agreement assigned to or otherwise assumed by Buyer hereunder.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price; Additional Consideration.

As consideration for the sale of the Assets, Buyer shall pay or deliver to Seller at Closing, as hereinafter defined in Section 9.01 below, the sum of Thirty Million and No/100 US Dollars (US$30,000,000.00) CASH, subject to adjustments as provided for in Section 2.02 below (the “Purchase Price”), which shall be paid as follows:

(a)

Upon the execution of this Agreement, Buyer shall pay or cause to be paid to Seller the sum of Three Million and No/100 US Dollars (US$3,000,000.00), as a performance deposit, hereinafter called the “Performance Deposit,” which shall be credited against the Purchase Price and held by Seller or, at Seller’s option, Seller’s designee as hereinafter provided. Payment of the Performance Deposit shall be by wire transfer as provided in Section 2.01(e) below or at Seller’s option, by certified funds or cashiers check.

(b)

At the Closing, Buyer shall pay Seller or, at Seller’s option, Seller’s designee, the Purchase Price, less the Performance Deposit which shall be retained by Seller, and plus or minus any adjustments as hereinafter provided in Section 2.02 below (the “Adjusted Purchase Price”); provided, however, with respect to the netting of the adjustments provided in Section 2.02(a)(iv) and Section 2.02(b)(iii) below, the netted amount due Buyer (subject to Section 8.04 hereof) shall not be an adjustment to the Purchase Price but shall be deposited in the Operated Escrow Account and the Non-Operated Escrow Account hereinafter provided in Section 7.07 hereof, to be applied toward the first payment due under Exhibit G-2 first, then any remaining amount toward the first payment due under Exhibit H-2.

(c)

Seller shall not be obligated to segregate the Performance Deposit in a separate account, but may commingle the Performance Deposit with other funds in Seller’s accounts and the Performance Deposit shall not accrue interest for the benefit of Buyer. Likewise, in the event the Performance Deposit is refunded to Buyer pursuant to this Agreement, Buyer shall not be entitled to any interest on the Performance Deposit.

(d)

The Adjusted Purchase Price shall be paid to Seller by wire transfer of immediately available funds to Seller’s account as outlined in Section 2.01(e) below, unless Seller shall give notice to Buyer not less than two (2) business days prior to the Closing that it prefers payment of the Adjusted Purchase Price to be made by another method or to another account or payee in which cases such payment shall be made in that manner.

(e)

All payments to Seller shall be made by wire transfer of immediately available funds to Seller’s account in Amegy Bank of Texas, Houston, Texas, ABA Routing Number 113011258, Account Number 51581996, for the account of W&T Offshore, Inc.

Section 2.02 Purchase Price Adjustments.

The Purchase Price shall be adjusted in the following manner:

(a)	The Purchase Price shall be adjusted upward by the following:

(i) with respect to the Assets conveyed to Buyer, the amount of all expenditures, net to Seller’s interest (including all items customarily categorized as capital in nature or other, subject to the limitations of Section 7.02 hereinbelow), rentals and other charges, pro-rata ad valorem, property, production, excise, severance and similar taxes (but not including income taxes, federal or state) based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period after the Effective Date until Closing (the “Adjustment Period”), expressly including, without limitation, all of the lease operating expenses and transportation expenses relating to the Assets incurred and paid by the Seller to third parties (excluding any amounts paid in connection with the transactions contemplated by this Agreement);

(ii) with respect to the Assets conveyed to Buyer, an amount equal to all prepaid expenses attributable to the Assets that are paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period, including, without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

(iii) line fill and inventory in tanks on the Effective Date, to be valued at the price obtained by Seller for its production from the field on the Effective Date;

(iv) where Seller has an under-balanced position, by and amount equal to the aggregate value as of the Effective Time of all Gas Imbalances, such value to be Four and 14/100 US Dollars per MMBTU (US$4.14/MMBTU), less applicable royalties, transportation and processing fees. Taxes and any other Third party fees attributable to the Assets; and

(v) all other upward adjustments applicable to the Purchase Price provided for in this Agreement.

(b)	With respect to the Assets conveyed to Buyer, the Purchase Price shall be adjusted downward by the following:

(i) the aggregate amount of proceeds received by Seller from the sale of oil, gas and other minerals produced from the Leases, Units and Wells or otherwise in any way attributable to the Assets during the Adjustment Period (net of any production royalties and severance taxes paid by Seller); and

(ii) all other downward adjustments applicable to Purchase Price provided for in this Agreement;

(iii) where Seller has an overbalanced position, by an amount equal to the aggregate value as of the Effective Time of all Gas Imbalances, such value to be Four and 14/100 US Dollars per MMBTU (US$4.14/MMBTU), less applicable royalties, transportation and processing fees, Taxes and any other Third Party fees attributable to the Assets; and

(iv) the amount of the Performance Deposit.

No later than five (5) days before Closing, Seller shall furnish Buyer with a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the “Preliminary Settlement Statement”), which sets forth the Purchase Price and each adjustment and the calculation of such adjustment used to determine such amount.

Section 2.03 Receipts and Credits.

Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (i) for all periods of time from, and subsequent to, the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall after such receipt, fully disclose, account for and transmit same to Seller promptly, and (ii) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (x) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same, and (y) for periods of time from, and subsequent to, the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 2.04 Effective Date.

The effective date of the sale of the Assets described in Section 1.01 is August 1, 2009, as of 12:01 a.m., local time where the Assets are located (“Effective Date”).

Section 2.05 Allocation of Purchase Price.

The “Allocated Value” for any singular Asset shall be that portion of the Purchase Price allocated to such singular Asset identified on Schedule 2.05.

ARTICLE III

TAXES

Section 3.01 Payment of Taxes.

The parties do not consider that the transaction contemplated by this Agreement is subject to taxation, including without limitation income, transfer, sales and use taxes. However, any taxes or fees (other than Seller’s federal, state or local income taxes) directly associated with this sale will be borne by Buyer, and Buyer shall indemnify, defend, and hold Seller harmless with respect to the payment of any such taxes, if any, including any interest or penalties assessed thereon. Seller shall be liable and responsible for any and all taxes of whatsoever kind or nature arising or accruing prior to the Effective Date. Buyer shall be liable and responsible for the payment of any and all taxes of whatsoever kind or nature arising, accruing or relating to the Assets from and after the Effective Date. All ad valorem or personal property taxes regardless of when paid shall be pro-rated as of the Effective Date. Each party shall be responsible for its own income taxes or franchise taxes, if any, as may result from the transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Seller’s Representations and Warranties.

Seller represents and warrants as follows:

(a)

Seller is a corporation validly existing and in good standing under the laws of the State of Texas and is duly qualified to own its properties and assets and to carry on its business as now being conducted.

(b)

Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized.

(c)

This Agreement has been duly executed and delivered by Seller and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(d)

This Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller; (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of Seller under any mortgage, indenture or agreement to which it is a party or by which the Assets are bound, which violation, conflict or default might adversely affect the ability of Seller to perform its obligation under this Agreement; or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement.

(e)

Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f)	Seller is not a “foreign person” as defined in section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder.

(g)

To Seller’s knowledge, there are no claims, actions, suits or proceedings (including condemnation or similar proceedings) filed or threatened against the Assets or any portion thereof that would have a material adverse affect on the value or operation of the Assets. There are no claims, disputes or litigation pending or, to the Seller’s knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller. There is no bankruptcy, reorganization or arrangements pending, being contemplated by, or to Seller’s knowledge threatened against Seller.

(h)

Except for (i) routine change of operator filings, and (ii) approvals that are required to be obtained from governmental entities that are lessors under leases forming a part of the Assets (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, upon proper application, no authorization, consent or approval of, or filing with, any governmental entity is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. To Seller’s knowledge, no authorization, consent or approval of any non-governmental third party is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder, except as set forth in any Contract identified on an Exhibit or Schedule to this Agreement.

(i)

Further, to Seller’s knowledge, Seller is not obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, other than the Gas Imbalances described on Exhibit A-6 hereto to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefore.

(j)

During the period that Seller owned and operated the Assets, to the knowledge of Seller, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets on or prior to the Effective Date, and all severance, production, ad valorem, and other similar Taxes) relating to the ownership or operation of the Assets on or prior to the Effective Date, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller. During the period that Seller owned and operated the Assets, to the knowledge of Seller, all royalties under or related to production from the Leases, Wells and Units on or prior to the Effective Date have been, and are being, paid timely, except such royalties as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

(k)

Prior to Closing, Seller has no knowledge of any incident that has given or may give rise to any personal injury, death or damage to the property of others for which Buyer will be liable by virtue of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereunder.

(l)

To Seller’s knowledge, during Seller’s ownership of the Assets, Seller or the operator of such Assets, has properly and timely paid all lessor’s royalties, shut-in payments, minimum royalties, rentals, and other similar payments due with respect to the Assets.

(m)	To Seller’s knowledge, Seller has not entered into a farmout or farmin arrangement affecting the Leases that is still in effect and has not been performed.

(n)

To Seller’s knowledge, the Contracts on Exhibit A-3 include all of the existing material contracts affecting the Assets and Seller has not received any written notice of any defaults, offsets, or cancellations from any third parties or lessors with respect to such Contracts.

(o)

To Seller’s Knowledge, with the exception of incidents of non-compliance (“INCs”) issued from time to time by the Minerals Management Service, U.S. Department of Interior (“MMS”), Seller has not received written notice from any governmental agency of any alleged violation of environmental laws associated with the Assets which remain outstanding and unsatisfied.

(p)	To Seller’s Knowledge, the estimated amount of the Gas Imbalances (and the properties to which they relate) as of August 1, 2009, is set forth on Exhibit A-6.

Section 4.02 Representations of Buyer.

Buyer represents to Seller that:

(a)

Buyer is a limited liability company validly existing and in good standing under the laws of the State of Texas and is duly qualified to own its properties and assets and to carry on its business as now being conducted.

(b)

Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized.

(c)

This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights. No other act, approval or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

(d)

This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement.

(e)	Buyer possesses all required governmental licenses, permits, bonds, certificates, orders, and authorizations necessary to own or operate the Assets and to operate in the Gulf of Mexico.

(f)

Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.

(g)

Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(h)

Buyer acknowledges that the Assets have been used for oil and gas exploration, drilling, producing, treating and transportation operations, related oil field operation and possibly the storage and disposal of waste materials incidental to, or occurring in connection with, such operations and that physical changes in the land and/or water bottoms may have occurred as a result of such uses. Buyer further acknowledges that there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property subject to the Assets. Additionally, Buyer acknowledges that the Assets may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; wells, materials and equipment located on the Leases or included in the Assets may contain NORM; and NORM containing material may have been buried or otherwise disposed on the Leases or Assets. Buyer acknowledges that special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, hazardous substances and other materials from the Assets. With respect to the physical condition of the Assets, Buyer shall consummate the transactions contemplated by this Agreement on the basis of Buyer’s own investigation and due diligence of the physical condition of the Assets, including environmental conditions, and after Closing Buyer shall accept the Assets inclusive of any adverse environmental condition presently existing, whether known or unknown, except as otherwise expressly provided herein.

(i)	Buyer is not prevented from having the Assets transferred to it, and Buyer is in good standing and duly qualified to do business in all states, jurisdictions and areas where the Assets are located.

(j)	Buyer expects to have on the Closing sufficient cash and cash equivalents and/or credit facilities to purchase the Assets and to consummate the transactions contemplated by this Agreement.

ARTICLE V

RECORDS AND TITLE REVIEW

Section 5.01 Buyer’s Access.

5.01.01 Records. Prior to Closing after execution of this Agreement, Buyer shall have the opportunity to review, and Seller shall make available to Buyer, at Buyer’s sole risk and expense, copies of all Records. Any information obtained by Buyer under this Section 5.01 shall remain confidential and shall not be disclosed, except to Seller and Buyer’s agents, partners, bankers and consultants, without Seller’s prior written consent, unless required pursuant to order of a court or governmental agency exercising proper jurisdiction over the Assets and the matters relating thereto, or in order to comply with any obligation imposed upon Buyer under applicable law.

5.01.02 Physical Inspection. Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Assets for the purpose of inspecting same. Buyer recognizes that some of the Assets may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to such operator’s discretion. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Assets are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the assets. Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental or physical investigation of the Assets as soon as reasonably possible after it is prepared.

5.01.03 Exculpation and Indemnification. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section 5.01 or otherwise, then (i) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller (and the affiliates of Seller and the respective directors, officers, employees, attorneys, contractors and agents of Seller and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith, and (ii) Buyer shall indemnify, defend and hold harmless Seller and its affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) (x) for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer; (y) for personal injuries to or death of employees of Seller or third parties, and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer, its directors, officers, employees, attorneys, contractors and agents, but excluding in all cases claims arising out of or resulting from Seller’s (or its employees’, contractors’, successors’ or assigns’) gross negligence or willful misconduct; or (z) liens or encumbrances for labor or materials, arising out of or in any way connected with Buyer’s examinations or inspections.

THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 5.02 No Warranty or Representation.

Seller shall convey Seller’s interests in and to the Assets to Buyer subject to the Permitted Encumbrances and without any warranty of title, express or implied, except Seller shall warrant and forever defend all and singular the Assets conveyed unto Buyer, its successors and assigns against every person whosoever lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise. Other than the representations made in Section 4.01, Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Assets, pricing assumptions, potential for production of Hydrocarbons from the Assets or any other matters contained in any other material furnished to Buyer by Seller or by Seller’s agents or representatives). In those situations where Seller is the operator of any of the Assets, Seller makes no warranty or representation, express or implied, that Buyer may become operator of such Assets; it being understood that the election of operator is governed by the provisions of the applicable joint operating agreement.

Section 5.03 Asset Title Review.

Buyer may review the information specified in Section 5.01 at Seller’s offices in Houston, Texas. Seller shall not perform any additional title work. Any existing abstracts and title opinions have not been made and will not be made current by the Seller. Buyer specifically agrees that any conclusions made from any examination done or caused to be done have resulted and shall result from its own independent review, skill, knowledge and judgment only.

Section 5.04 Title Adjustment.

There shall not exist at Closing any uncured Title Defects which exceed the Title Basket Value (as defined in Section 5.07(b) below) unless adjustments therefor have been made pursuant to the further terms of this Agreement or Buyer has elected to waive any such Title Defects. Buyer shall notify Seller in writing of any claimed Title Defects no later than fifteen (15) days after the Execution Date or September 29, 2009 (“Title Defects Notice”). The Title Defects Notice shall set forth in reasonable detail (i) the Well and/or Lease with respect to which a claimed Title Defect is made; (ii) the nature of such claimed Title Defect; and (iii) Buyer’s calculation of the value of each claimed Title Defect in accordance with the guidelines set forth in Section 5.06. Any Title Defect that is not identified in the Title Defects Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance. As used in this Agreement, the following terms shall have the following meanings:

“Title Defect” means, with respect to Seller’s interest in a Well and/or Lease, any lien, mortgage, pledge, claim, charge, option, defect, requirement for consent to assignment and/or other encumbrance which might affect or interfere with the operation, use, ownership or value of such Well and/or Lease other than Permitted Encumbrances, and (i) entitles the owner thereof to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth on Exhibit A and Exhibit A-1, or (ii) obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of such Well and/or Lease, as the case may be, in an amount greater than the Working Interest set forth in Exhibit A and Exhibit A-1, without a corresponding increase in the Net Revenue Interest for such Well and/or Lease.

“Net Revenue Interest” means Seller’s interest in and to all production of oil, gas and other minerals saved, produced and sold from a Well and/or Lease after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

“Working Interest” means, with respect to a Well and/or Lease, Seller’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

“Permitted Encumbrances” means (i) lessor’s royalties, non-participating royalties, overriding royalties, and division orders and sales and transportation contracts containing customary terms and provisions covering oil, gas or associated liquified or gaseous hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in a Well and/or Lease to an amount less than the Net Revenue Interest set forth on Exhibit A and Exhibit A-1 or increase the Working Interest of Well and/or Lease from that set forth in Exhibit A and Exhibit A-1 without a corresponding increase in the Net Revenue Interest; (ii) subject to the provisions of Section 7.05 hereof, preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing (a) waivers or consents are obtained from the appropriate parties, or (b) the appropriate time period for asserting such rights has expired without an exercise of such rights; (iii) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained; (v) any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 5.04; (vi) environmental laws and regulations to the extent valid and applicable to the Assets; (vii) vendors’, carriers’, operator’s, warehousemen’s, repairmen’s mechanics’ workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction, maintenance or operation of any of the Assets for the period of time on or after the Effective Date only in respect of obligations which are not yet due; (viii) the lien of Seller’s lenders against any of the Assets, provided that such lien is released at or before Closing; (ix) the lawsuits, subpoenas, audits, claims and/or demands referred to in Exhibit C; (x) the terms and provisions of any joint operating agreements, gas balancing agreements, leases, assignments, unit agreements, and other instruments of conveyance or transfer applicable to or affecting the Assets, including the assignments and instruments of conveyance under which Seller acquired the Assets, including any right retained by a predecessor in title of Seller to purchase hydrocarbons produced from the Assets; and (xi) all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which do not prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the Net Revenue Interest of any of the Assets to less than the Net Revenue Interest set forth on Exhibit A and Exhibit A-1 and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the Working Interest set forth on Exhibit A and Exhibit A-1 (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit A and Exhibit A in the same proportion as any increase in such Working Interest).

“Defect Value” shall mean the amount that is determined in accordance with Section 5.06 below with respect to each Title Defect that is accepted by Seller or determined to be a Title Defect pursuant to Section 5.05.

Section 5.05 Determination of Title Defects and Defect Values.

On or before five (5) days after Seller’s timely receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and/or the proposed Defect Values therefor (“Seller’s Response”). If Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefor, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of a Title Defect or a Defect Value on or before ten (10) days after Seller’s timely receipt of the Title Defects Notice before Closing, the parties shall mutually agree on and employ an attorney experienced in title examination in the state in which the Asset affected by the claimed Title Defect is located to resolve all points of disagreement relating to Title Defects and Defect Values; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each party shall present a written statement of its position on the Title Defect and/or Defect Value in question to the consultant within five (5) business days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within three (3) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of a Title Defect and/or the Defect Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the original Closing Date. All Assets as to which no such dispute exists shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant’s determination has been expressed to both parties, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 5.07 below Seller elects regarding each of the Assets as to which the consultant has made a determination.

Section 5.06 Calculation of Defect Value.

5.06.01 Buyer’s Notice. If a Title Defect is based upon Buyer’s notice that Seller owns a lesser interest, or the notice is from Seller or Buyer to the effect that Seller owns a greater interest than that shown on Exhibit A and Exhibit A-1, then the Purchase Price shall be reduced or increased, as appropriate, by an amount equal to the product of (i) the allocated value of the affected Asset as set forth in Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset), and (ii) a fraction, the numerator of which is the amount of lesser or greater interest set forth in the notice and the denominator of which is the respective interest set forth on Exhibit A and Exhibit A-1. If the allocated value of the affected Asset as set forth in Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) is a negative value, then the Purchase Price shall be reduced if Seller owns a greater interest than that shown on Exhibit A and Exhibit A-1 and the Purchase Price shall be increased if Seller owns a lesser interest than that shown on Exhibit A and Exhibit A-1.

5.06.02 Third Party. In the event a third party exercises an applicable preferential right of purchase, the Purchase Price shall be reduced or increased, as appropriate, by the amount allocated to the affected Asset as set forth on Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) or a pro rata portion thereof calculated in accordance with Section 5.06.01 above if the preferential right affects less than one hundred percent (100%) of an Asset, and Closing shall occur as to the remainder of the Assets, if any. If the allocated value of the affected Asset as set forth in Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) is a negative value and a third party exercises an applicable preferential right of purchase, then the Purchase Price shall be increased by the absolute value of the amount allocated to the affected Asset shown on Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) and if the allocated value of the affected Asset as set forth in Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) is a positive value and a third party exercises an applicable preferential right of purchase, then the Purchase Price shall be deceased by the amount allocated to the affected Asset shown on Schedule 2.05(with an adjustment for any Gas Imbalance with respect to such affected Asset).

5.06.03 Lien, Encumbrance, or Other Charge. If a Title Defect is a lien, encumbrance or other charge upon an Asset which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected Asset, and Buyer shall pay such sum to obligee at Closing. However, Seller reserves the right to retain the obligation of this Title Defect and elect to challenge the validity of any such Title Defect or any portion thereof, and Buyer shall extend reasonable cooperation to Seller in such efforts at no risk or expense to Buyer. If a Title Defect represents an obligation or burden upon the affected Asset for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the adjustment shall be the sum Seller and Buyer mutually agree upon as necessary to compensate Buyer at Closing for the adverse economic effect which such Title Defect will have on the affected Asset. If there is a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by a court of competent jurisdiction issuing such order, it shall not be considered a Title Defect under this Agreement.

Section 5.07 Remedies for Title Defect.

Seller shall have the right, but not the obligation, to cure any Title Defect accepted by Seller or determined to be a Title Defect pursuant to Section 5.05 above. With respect to any Title Defect that Seller elects not to cure or that Seller fails to cure at or prior to Closing, Seller shall have the option to:

(a)

exclude the Asset subject to the Title Defect from this Agreement, in which event the Purchase Price shall be reduced or increased, as appropriate, by the value allocated to the affected Asset as set forth on Schedule 2.05 (with an adjustment for any Gas Imbalance with respect to such affected Asset) calculated in accordance with Section 5.06 above, or

(b)

at the option of Seller, sell the Asset subject to such Title Defect to Buyer without adjustment to the Purchase Price and Seller shall indemnify, defend and hold Buyer harmless from and against all liability with respect to such Title Defect or sell the Asset subject to such Title Defect to Buyer, and the Purchase Price shall be reduced or increased, as appropriate, by the Defect Value for such Title Defect calculated in accordance with Section 5.06 above; provided, however, no indemnity or downward adjustment of the Purchase Price on account of Title Defects shall occur unless the aggregate amount of the Defect Values determined in accordance with Section 5.06 above exceeds five percent (5%) of the Purchase Price (“Title Basket Value”), and the amount of downward adjustment shall be the aggregate amount of Defect Values counted from the first dollar; provided, that for purposes of determination of the Title Basket Value pursuant to this Section, exercised or unexercised Preferential Rights or unobtained Consents will not be considered Title Defects.

Section 5.08 Termination as a Remedy.

In the event the aggregate sum of the Defect Values results in a reduction in Purchase Price in excess fifteen percent (15%) of the Purchase Price, either Buyer or Seller may elect to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as to (i) the return of the Performance Deposit to Buyer, and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof; provided, that for purposes of determination of the aggregate sum of the Defect Values pursuant to this Section 5.08, exercised or unexercised Preferential Rights or unobtained Consents will not be considered Title Defects.

ARTICLE VI

ENVIRONMENTAL CONDITIONS

Section 6.01 Environmental Review.

Prior to Closing, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Assets. Seller will provide reasonable access for this purpose to Assets operated by Seller; for any Asset not operated by Seller, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Asset directly to arrange for access for the purposes of environmental assessment. Buyer or any of its representatives and agents must comply with Seller’s environmental and safety rules and policies while performing any environmental assessment on Seller-operated Assets. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is completed pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation costs estimates, and recommended remediation procedure or other information concerning or derived from Buyer’s environmental assessment.

Section 6.02 Presence of Wastes, NORM, Hazardous Substances, and Asbestos.

Buyer acknowledges that the Assets have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred hereon. Additionally, the Assets, including production equipment, may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Assets. Special procedures may be required for remediation, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Assets, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental agencies, unless otherwise provided in this Article VI.

Section 6.03 Adverse Environmental Condition.

“Adverse Environmental Condition” means (i) any contamination or condition exceeding currently-allowed regulatory limits and not otherwise permanently authorized by permit or law, resulting from any discharge, release, disposal, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any of the Assets, or the migration or transportation from other lands to any of the Assets, prior to the Effective Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment under current or future federal, state or local laws or statutes, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of l980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of l986, the Hazardous Materials Transportation Act, the Clean Water Act, the national Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder (collectively, “Environmental Laws”), and (ii) any such contamination or condition temporarily authorized by permit, fee agreement or other arrangement.

Section 6.04 Notice of Adverse Environment Conditions.

Buyer shall notify Seller in writing of any claimed Adverse Environmental Condition no later than fifteen (15) days after the Execution Date or September 29, 2009, (“Environmental Defects Notice”). The Environmental Defects Notice shall (i) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Adverse Environmental Condition is made; (ii) the nature of such claimed Adverse Environmental Condition; and (iii) Buyer’s proposed calculation of the cost to remediate each claimed Adverse Environmental Condition (“Remediation Value”). Buyer shall absolutely and forever waive its right to assert any claim or liability against Seller arising out of or in any way related to any Adverse Environmental Condition not set forth in the Environmental Defects Notice.

Section 6.05 Determination of Adverse Environmental Conditions and Remediation Values.

On or before five (5) days after Seller’s timely receipt of the Environmental Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Adverse Environmental Conditions and/or the Remediation Value (“Seller’s Environmental Response”). If Seller does not agree with the claimed Adverse Environmental Condition and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or the Remediation Value on or before ten (10) days after Seller’s timely receipt of the Environmental Defects Notice before Closing, the parties shall mutually agree on a consultant experienced in environmental matters in the state in which the Asset affected by the claimed Adverse Environmental Condition is located to resolve all points of disagreement with respect to such matters.

If at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each party shall present a written statement of its position on the Adverse Environmental Condition and/or the Remediation Value in question to the consultant within five (5) business days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within three (3) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction.

If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Remediation Value until the consultant has made a determination of the disputed issued with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the original Closing Date.

All Assets as to which no such dispute exists shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant’s determination has been expressed to both parties, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 6.06 below Seller elects regarding each of the Assets as to which the consultant has made a determination that an Adverse Environmental Condition exists.

Section 6.06 Remedies for Adverse Environmental Conditions.

As to any Adverse Environmental Condition accepted by Seller or determined to be an Adverse Environmental Condition, Seller shall have the election to:

(a)

remediate such Adverse Environmental Condition at Seller’s sole cost in accordance with applicable Environmental Laws, and there shall be no adjustment to the Purchase Price in respect of such Adverse Environmental Condition and the provisions of Section 6.07 below shall thereafter apply in all respects; or

(b)

reduce the Purchase Price by the applicable Remediation Value of the Lease and/or Wells affected by such Adverse Environmental Condition, in which event Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition and the provisions of Section 6.07 below shall thereafter apply in all respects; provided, however, no downward adjustment of the Purchase Price on account of Adverse Environmental Conditions shall occur unless the aggregate sum of all Remediation Values exceeds five percent (5%) of the Purchase Price (“Environmental Basket Value”), and the amount of downward adjustment shall be the aggregate sum of all Remediation Values counted from the first dollar; or

(c)

delete from this Agreement the Asset which contains the Adverse Environmental Condition in which event the Purchase Price shall be reduced by the value allocated to the affected Asset as set forth in Schedule 2.05.

If Seller elects Section 6.07(a) above, Seller will exercise all reasonable efforts and diligence to complete remediation within six (6) months of the Closing Date, but any failure to complete its efforts by such time shall not relieve Seller of its duty to satisfy its obligation hereunder. Buyer shall allow Seller and its agents and representatives such access to the Assets as is reasonably necessary for performance of remediation work. Seller will conduct such work so as not to unreasonably interfere with Buyer’s operations.

Section 6.07 Termination as a Remedy.

In the event the aggregate sum of the Remediation Values exceeds fifteen percent (15%) of the Purchase Price, either Buyer or Seller may elect to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as to (i) the return of the Performance Deposit to Buyer, and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Seller’s Disclaimer.

EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, BUYER HEREBY DISCLAIMS ANY, EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE ASSETS; (ii) THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE; (iii) (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THIS AGREEMENT AND THE CONVEYANCING DOCUMENTS) TITLE TO ANY OF THE ASSETS; (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS; (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS; (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS; AND (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF FREEDOM FROM LATENT VICES OR DEFECTS OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE. AT CLOSING, BUYER WILL ACCEPT THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE ASSETS (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES); (ii) ALLOWABLES, OR OTHER REGULATORY MATTERS; (iii) THE PHYSICAL, OPERATING OR REGULATORY COMPLIANCE OF THE ASSETS; (iv) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTY; (v) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; or (vi) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF.

Section 7.02 Operations Prior to Closing.

After the date of this Agreement and prior to the Closing, Seller, in its reasoned discretion, shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to this Agreement. Unless Seller and Buyer otherwise agree and Buyer’s consent shall not be unreasonably withheld, Seller shall not approve any capital work program, capital budget, capital expenditure, AFE or capital commitment relating to any Asset involving a single expenditure in excess of One Hundred Thousand and No/100 US Dollars (US$100,000.00) or aggregate expenditures in excess of Two Million and No/100 US Dollars (US$2,000,000.00), and Seller shall carry on its activities in relation to the Assets in the ordinary course of business consistent with past practices.

If Closing occurs, Seller shall not be obligated for any such expenditures subsequent to the Effective Date. In the event that a capital expenditure in excess of the limits above for purposes other than day-to-day operations is proposed or contemplated, Seller shall submit such proposal and authority for expenditure, together with all supporting backup information, to Buyer for concurrence. Buyer will assume the risk of any consequences that arise as a result of Buyer’s failure or refusal to approve and pay such expenditure. Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures necessary relative to the premises to prevent or react to an emergency or environmental incident. With regard to the preceding sentence, Seller shall attempt to secure Buyer’s consent prior to any such expenditure or action; however, Seller shall have the right to effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances.

Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables). Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing. In the event that any expense incurred by Seller pursuant to this Section involves the payment for work performed by an affiliate of Seller, the expenses to be paid to such affiliate shall be limited to the amount that would have been charged by an unaffiliated third party performing work for a like or similar service.

Section 7.03 Assumption of Obligations and Indemnification.

Unless otherwise expressly provided in this Agreement, each capitalized term used herein shall have the meaning given to it as follows:

“Affiliate” means, with respect to any individual or entity, any other individual or entity that directly or indirectly controls, is controlled by or is under common control with such individual or entity, with “control” in such context meaning the ability to direct the management or policies of an individual or entity through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Adverse Environmental Condition” means any condition of the Assets that requires restoration, remediation or resolution under applicable Environmental Laws.

“Assumed Obligations” has the meaning given thereto in Section 7.04(a) below.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

“Buyer Indemnified Parties” means Buyer and its Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, contractors (of any tier), successors and permitted assigns.

“Claim Notice” has the meaning given thereto in Section 7.04(f)(ii) below.

“Environment” means navigable waters, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and wildlife, aquatic species and vegetation.

“Environmental Laws” means all laws, statutes, ordinances, rules and regulations of any governmental authority pertaining to protection of the environment in effect as of the Effective Date and as interpreted by court decisions or administrative orders as of the Effective Date in the jurisdiction in which such Asset is located. Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a governmental authority.

“Environmental Losses” means any claim, demand, or cause of action asserted by any governmental or regulatory body or any person for (i) Plugging and Abandonment, or (ii) personal injury (including sickness, disease or death), property damage or damage to the Environment resulting from the transport, discharge, or release of any chemical, material or emission into one or more of the environmental media at or in the vicinity of the Assets.

“Indemnified Party” has the meaning given thereto in Section 7.04(f)(i) below.

“Indemnifying Party” has the meaning given thereto in Section 7.04(f)(i) below.

“Losses” means all losses, damages, claims, demands, suits, causes of action (including Environmental Losses and Non-Environmental Losses), costs, expenses, charges, liabilities, fines, penalties and sanctions of every kind and character, including reasonable attorney’s fees, court costs and costs of investigation.

“Non-Environmental Losses” means all Losses, except for Environmental Losses.

“Notice Period” has the meaning given thereto in Section 7.04(f)(ii) below.

“Plugging and Abandonment” means any and all costs, expenses and obligations associated with plugging and abandonment of all wells, decommissioning of all facilities, and clearing and restoration of all sites, in each case included in, or associated with, the Assets, in accordance with and in compliance with all laws, rules and regulations of all governmental authorities having jurisdiction, regardless of the fact that plugging and abandonment, decommissioning, site clearance or restoration operations are not completed or that additional costs and expenses are required to complete any such operations. In addition, Plugging and Abandonment shall include any and all costs, expenses and obligations arising out of Environmental Laws

(including, without limitation, any compliance or non-compliance therewith, any Adverse Environmental Conditions, and the disposal, release, discharge or emission of Hydrocarbons, hazardous substances, hazardous wastes, hazardous materials, solid wastes, or pollutants into the Environment), known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date. Buyer expressly agrees to assume the risk that the Assets may contain waste materials, including, without limitation, naturally occurring radioactive materials, Hydrocarbons, hazardous substances, hazardous wastes, hazardous materials, solid wastes, or other pollutants.

“Property Costs” means any and all costs, expenses and charges that arise out of, are associated with, or relate to the ownership or operation of the Assets. For purposes of this Agreement, Property Costs arising out of, associated with, or relating to work performed prior to the Effective Date, to the extent such work was actually performed prior to the Effective Date, shall be deemed to arise out of the period of time prior to the Effective Date and Property Costs arising out of, associated with, or relating to work performed from and after the Effective Date, to the extent such work was actually performed on and after the Effective Date, shall be deemed to arise out of the period of time from and after the Effective Date.

“Seller Indemnified Parties” means Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, contractors (of any tier), successors and permitted assigns.

“Third Party” means any individual or entity other than Seller Indemnified Parties and Buyer Indemnified Parties, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual.

“Third-Party Claim” means any action, proceeding, demand, claim or investigation by a Third Party that may result in a Loss.

“Retained Obligations” has the meaning given thereto in Section 7.04 below.

Section 7.04 Assumption of Obligations and Retained Obligations.

(a)

From and after Closing, pursuant to the terms of this Agreement, except for the Retained Obligations (defined below), Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), all of the obligations and liabilities of the Seller Indemnified Parties, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date (the “Assumed Obligations”); provided, however, if Closing occurs, Seller shall retain indefinitely (i) all obligations and liabilities related to the Excluded Assets; (ii) all obligations and liabilities of Seller to Third Parties for the payment or improper payment of royalties, rentals and other similar payments under the Assets accruing during Seller’s ownership or operation of the Assets prior to the Effective Date; (iii) all obligations and liabilities of Seller to Third Parties for Property Costs incurred during Seller’s ownership or operation of the Assets prior to the Effective Date; (iv) all liability of Seller to Third Parties for damage to property, personal injury or death to the extent occurring in connection with Seller’s ownership or operation of the Assets prior to the Effective Date; (v) all liability of Seller to Third Parties for ad valorem, property, severance and similar taxes attributable to the period of time during Seller’s ownership or operation of the Assets prior to the Effective Date; (vi) all liability of Seller with respect to all regulatory proceedings or litigation existing as of the Closing Date, to the extent it relates to the period of time during Seller’s ownership or operation of the Assets prior to the Effective Date; and (vii) all amounts due or payable by Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date (collectively, the “Retained Obligations”).

(b)	Without limiting the generality of the foregoing:

(i) THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH GAS IMBALANCES, PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST ANY SELLER INDEMNIFIED PARTY.

(ii) THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE DATE. BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIALS, HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

(c)	SELLER’S NON-ENVIRONMENTAL INDEMNITY OBLIGATION FOR THIRD-PARTY CLAIMS.

SELLER RELEASES BUYER INDEMNIFIED PARTIES FROM AND SHALL, SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL THIRD-PARTY CLAIMS FOR NON-ENVIRONMENTAL LOSSES ARISING PRIOR TO THE EFFECTIVE DATE FOR: (i) THE RETAINED OBLIGATIONS AND/OR (ii) ANY BREACH OF THE REPRESENTATIONS OR WARRANTIES OF SELLER INCLUDED HEREIN. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER WILL HAVE NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, DEFEND, INDEMNIFY, AND HOLD BUYER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST NON-ENVIRONMENTAL LOSSES (OTHER THAN FOR THIRD-PARTY CLAIMS RELATING TO THE RETAINED OBLIGATIONS) FOR WHICH BUYER HAS NOT PROVIDED SELLER WITH WRITTEN NOTICE OF THE THIRD-PARTY CLAIM IN ACCORDANCE WITH SECTION 7.04(f) WITHIN ONE (1) YEAR AFTER THE EFFECTIVE DATE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER ASSUMES AND IS RESPONSIBLE FOR ANY AND ALL NON-ENVIRONMENTAL LOSSES AND THIRD-PARTY CLAIMS RELATING THERETO NOT RAISED WITHIN SAID ONE (1) YEAR PERIOD EXCEPT FOR THE RETAINED OBLIGATIONS WHICH BUYER SHALL NOT ASSUME).

(d)	BUYER’S NON-ENVIRONMENTAL INDEMNITY OBLIGATION.

EXCEPT FOR THE RETAINED OBLIGATIONS, BUYER RELEASES SELLER INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED, FOR WHICH SELLER’S INDEMNITY OBLIGATION HAS CEASED, TERMINATED (IN ACCORDANCE WITH SECTION 7.04) OR DOES NOT EXIST, AND FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, ON AND AFTER THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL LOSSES RELATING TO: (i) THE ASSUMED OBLIGATIONS; (ii) ANY BREACH OF THE REPRESENTATIONS OR WARRANTIES OF BUYER INCLUDED HEREIN; OR (iii) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THIS INDEMNITY OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT BUYER’S NON-ENVIRONMENTAL INDEMMITY OBLIGATIONS IN FAVOR OF SELLER SHALL NOT INCLUDE ANY THIRD-PARTY CLAIMS WITH RESPECT TO NON-ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE RETAINED OBLIGATIONS.

(e)	ENVIRONMENTAL INDEMNITY OBLIGATION.

SUBJECT TO THE LAST SENTENCE IN THIS SECTION 7.04(e), BUYER RELEASES SELLER INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO, ON AND AFTER THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED. THIS INDEMNITY OBLIGATION WILL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER INDEMNIFIED PARTIES. SELLER RELEASES BUYER INDEMNIFIED PARTIES FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL THIRD-PARTY CLAIMS FOR ENVIRONMENTAL LOSSES RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, THE OWNERSHIP OR OPERATION OF THE ASSETS, OR ANY PART THEREOF, PRIOR TO THE EFFECTIVE DATE, NO MATTER WHEN ASSERTED, TO THE EXTENT THAT (i) BUYER WAS NOT AWARE OF THE EXISTENCE OF SUCH FACTS, MATTERS OR CIRCUMSTANCES GIVING RISE TO SUCH ENVIRONMENTAL CLAIM PRIOR TO THE CLOSING DATE; (ii) SELLER RECEIVED WRITTEN NOTICE OF SUCH ENVIRONMENTAL CLAIM PRIOR TO THE EFFECTIVE DATE; AND (iii) SAID ENVIRONMENTAL CONDITION GIVING RISE TO THE ENVIRONMENTAL CLAIM EXISTED PRIOR TO THE EFFECTIVE DATE.

(f)	Indemnification Procedures:

(i) All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 7.04(f). Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

(ii) In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). To the extent that any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim. The failure of any Party to provide a Claim Notice as provided in this Section 7.04(f)(ii) shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the claim or otherwise prejudices the Indemnifying Party’s ability to defend against the claim. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (A) whether or not it disputes its liability hereunder with respect to such Losses, and/or (B) with respect to any Losses arising out of, associated with, or relating to Third-Party Claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaims against the third party asserting such Losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party). Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the Losses at issue. No Third-Party Claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (X) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability, and (Y) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

Section 7.05 Preferential Rights and Consents to Assign.

7.05.01 Notice to Holders. If any of the Assets are subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively “Preferential Rights”), or third party consents to assign or similar rights (collectively “Consents”) Seller shall use its commercially reasonable efforts to (a) notify the holders of Preferential Rights and Consents that it intends to transfer such Asset to Buyer; (b) provide them with any information about the transfer of such Asset to which they are entitled; and (c) in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Asset to Buyer. Seller shall provide Buyer with all copies of all notices and other correspondence related to all Preferential Rights and Consents and responses (or status thereof) of such holders.

7.05.02 Notice to Buyer. Seller shall promptly notify Buyer whether (a) any Preferential Rights are exercised, waived or deemed waived; (b) any Consents are denied; or (c) the requisite time periods have elapsed without any Preferential Rights being recognized or Consents being received. Seller will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied, except as expressly provided for in this Section 7.05.

7.05.03 Remedies Before Closing. If Seller is unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after a closing and consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements which can be terminated without penalty on thirty (30) days or less prior written notice) and waivers of all Preferential Rights, then as the sole pre-Closing remedy for same:

(a)

Seller may proceed with Closing as to the Asset affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligation of Seller and Buyer set forth in this Section 7.05 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing; or

(b)

Seller may exclude the affected portion of the Assets from the transaction under this Agreement, adjust the Purchase Price by the allocated value of the excluded Asset calculated in accordance with Section 5.06 above, and proceed with Closing as to the rest of the Assets; or

(c)

In the event there are unobtained Consents affecting any of the Assets, Seller at its option may elect to terminate this Agreement, in which case neither Buyer or Seller shall have any further liability or obligation to the other hereunder except as to (i) the return of the Performance Deposit to Buyer, and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

7.05.04 Remedies After Closing.

(a)

Preferential Rights. After Closing, if (i) any holder of Preferential Rights alleges improper notice of sale, or improper transfer of the affected portion of the Assets subject to such Preferential Rights, or (ii) Seller or Buyer discovers, or any third party alleges, the existence of additional Preferential Rights, Seller will use its commercially reasonable efforts to obtain waivers of those Preferential Rights. If after Closing Seller becomes aware of the existence of such Preferential Rights, and is unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, the third party ultimately establishes and exercises its right and such exercise denies the Asset to Buyer, then Buyer shall reassign the affected Asset to Seller without any warranty but free of all liens, burdens and encumbrances created by, through or under Buyer and the Allocated Value attributable to such Asset shall be paid to Seller or Buyer, as appropriate, and Seller shall thereafter satisfy all such Preferential Rights obligations and shall indemnify, defend and hold Buyer harmless from and against any and all claims arising from or related to Seller’s satisfaction of any such Preferential Rights obligations. Rescission of the assignment of the affected Asset and receipt by Buyer or Seller of the Allocated Value of the affected Asset shall be the sole remedy of the parties if undiscovered or alleged Preferential Rights are established and exercised after Closing.

(b)

Consents. After Closing, if Seller or Buyer discover, or any third party alleges, the existence of additional or unobtained Consents, Seller will use its commercially reasonable efforts to obtain such Consents. If after Closing Seller becomes aware of the existence of such unobtained Consent, Seller is unable to obtain such Consents or waivers of Consents (other than consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements which can be terminated without penalty on thirty (30) days or less prior written notice), and such unwaived Consents deny the economic benefits of the affected Asset to Buyer, then Seller and Buyer shall rescind the assignment of the affected Asset under this Agreement, after which the Allocated Value of the affected Asset shall be paid to Seller or Buyer, as appropriate, and Buyer shall immediately reassign the affected Asset to Seller without any warranty but free of all liens, burdens and encumbrances created by, through or under Buyer. Rescission of the assignment of the affected Asset and receipt by Buyer or Seller of the Allocated Value of the affected Asset shall be the sole remedy of the parties if undiscovered or alleged Consents are established and denied after Closing.

7.05.05 Costs/Revenues Reimbursement. Upon any reassignment by Buyer to Seller of Assets pursuant to the provisions of 7.05.04(a) or (b) above, the parties shall reimburse each other for all costs and revenues directly associated with such affected Assets in accordance with the applicable Contract, to the extent necessary in order to restore the parties to their respective positions as if the affected Assets had not been transferred at Closing.

7.05.06 Third Party Preferential Rights. If prior to Closing Seller receives a notice under a Preferential Right from a third party co-owner that such third party intends to transfer its interest in an Asset, Seller shall promptly notify Buyer of such notice and Buyer and Seller shall mutually agree to an appropriate course of action with respect to such Preferential Right.

Section 7.06 Insurance Coverages.

Seller will not be obligated to close if Buyer, as of the Closing Date, does not have insurance coverages as may be required of Buyer pursuant to the any of the Contracts identified in Exhibit A-3 and also providing the following minimum insurance coverages with limits of liability of not less than those set forth below:

(a)

As to those Assets to be operated by Buyer on or after Closing, insurance which shall comply with all applicable Worker’s Compensation Insurance in accordance with the laws of governmental bodies having jurisdiction, including, if applicable, the United States Longshore and Harbor Worker’s Compensation Act, with the Outer Continental Shelf Extensions and Employer’s Liability Insurance which shall cover all of Buyer’s employees performing any work or activities as to the Assets; Employer’s Liability Insurance shall provide coverage of One Million and No/100 US Dollars (US$1,000,000.00) per occurrence.

(b)

As to all of the Assets that are acquired by Buyer at Closing, Comprehensive/Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than Ten Million and No/100 US Dollars (US$10,000,000.00) for each occurrence, and Control of Well Insurance, including Clean Up, Containment, Seepage and Pollution coverage as may be reasonably and prudently determined by Buyer.

(c)

As to all comprehensive/commercial general public and control of well insurance policies, Seller shall be named as an additional insured to the extent of Buyer’s liabilities and obligations hereunder. Buyer shall furnish Seller with certificates of insurance, listing all such insurance policies. All such certificates must be signed by authorized representatives of the insurance companies and must provide for not less than thirty (30) days prior written notice to Seller in the event of cancellation or material change affecting Seller’s interest. Buyer shall ensure that its insurers waive all rights of recovery or subrogation against Seller, its parent, subsidiaries, affiliates, agents, directors, officers, employees, servants, co-lessees or co-venturers. Neither failure to comply, nor full compliance with, the insurance provisions of this Agreement, shall limit or relieve Buyer from its indemnity obligations in accordance with the Agreement.

Section 7.07 Plugging and Abandonment.

7.07.01 Operated Properties.

(a)

Guaranty. Platinum Partners Value Arbitrage Fund, L.P. (the “Guarantor”) shall provide a guaranty (the “Guaranty”) in favor of Seller as beneficiary in the form of Exhibit E to guarantee the full and timely payment and performance by Buyer of (i) plugging and abandoning and/or removal of wells, platforms, facilities, pipelines and other equipment as required by all notices, rules and regulations of the MMS and any other agency, body or authority having jurisdiction) (“P&A Obligations”) with respect to all wells, platforms, pipelines, facilities and other equipment currently located on the leases described in Exhibit F hereto (the “Operated Properties”), and (ii) all payments and/or deposits to be made by Buyer into the Operated Escrow Account as set forth in Section 7.07.01(c) hereunder (collectively, the “Guaranteed Obligations”), as and when the same shall be due and payable, whether by lapse of time, acceleration of maturity or otherwise, up to the maximum amount of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00) (the “Maximum Amount”), together with the costs of collection of the obligations of Guarantor under this Guaranty (the “Maximum Limit”), as the Maximum Amount may be adjusted from time to time (but never in excess of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)) in accordance with the terms of the Guaranty. The obligations of Guarantor shall never exceed the Maximum Limit; however, subject to the Maximum Limit, the amount of the Guaranteed Obligations may vary (up or down) from time to time during the term of the Guaranty as the Maximum Amount varies in accordance with Section 7.07.01(b) below.

(b)

Adjustments to the Maximum Amount. The Maximum Amount is based upon the report of the MMS’s Summary of P&A Lease Coverages by Lessee (the “MMS Report”) dated January 8, 2009, and the Maximum Amount shall equal the aggregate of the amounts included in the column labeled Allocated P&A, as identified for the leases included within the Operated Properties on Exhibit F (but never in excess of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)).

(i) Change in MMS P&A Liability. The Maximum Amount shall be adjusted (downwards, or upwards but never in excess of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)) to the amount equal to the aggregate of the P&A Liability (“P&A Liability”) of the Operated Properties from the MMS Report, which shall be provided to Seller each time that Buyer receives an updated MMS Report. Further, Buyer shall request an updated MMS Report from the MMS at least annually and at any time upon request by Seller. The P&A Liability as determined by the MMS may go up or down as (A) Buyer performs actual P&A Obligations with respect to an Operated Property (but such decrease shall not to exceed the allocated P&A Liability associated with such Operated Property set forth in Exhibit F), or (B) the MMS alters its method of calculation or its assumptions regarding future abandonment costs; provided, however, that the Maximum Amount of P&A Liability shall not be reduced pursuant to this Section 7.07.01(b)(i) if the performance of P&A Obligations or payment of P&A Liability is made by Seller or by a party other than Buyer or Guarantor in instances in which Seller may have liability for reimbursement or contribution with respect to such performance; and provided, further, that the Maximum Amount shall never be in excess of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)). Upon submission of the MMS Report, subject to the proviso above, Seller and Buyer shall revise Exhibit F and the allocated P&A Liability with respect to the leases included within the Operated Properties (but never above the allocated P&A Liability as shown on the MMS Report). Until revised by Seller and Buyer, the allocated P&A Liability shall be based on the most recent Exhibit F that has been mutually agreed upon. Each reference in this Section 7.07 to “Exhibit F” shall mean the most recent Exhibit F that has been mutually agreed upon.

(ii) Operated Additional Security. The Maximum Amount shall be reduced from time to time by the amount of any security that Buyer has provided to (and which has accepted by) the MMS with respect to the Operated Properties (but not to exceed the allocated P&A Liability associated with such Operated Property set forth in Exhibit F), whether in the form of a bond or a cash collateral account, so long as Seller has been granted a lien subordinate only to the MMS in such security (such accepted security in which Seller has been granted a subordinate lien “Operated Additional Security”).

(iii) Operated Escrow Account. The Maximum Amount shall be reduced from time to time by the then cash deposits in the Operated Escrow Account (as hereinafter defined) that has been pledged to Seller. Buyer shall have the right, at any time, to pledge the then cash deposits in the Operated Escrow Account to the MMS and Seller shall be obligated to release such cash balances for this purpose so long as Seller has been granted a lien subordinate only to the

MMS in such cash balances; provided, in that case the Maximum Amount shall not be further reduced under Section 7.07.01(b)(ii) above; and provided, further, in that case the Maximum Amount shall not be increased by the reduction in such cash balances.

(iv) Operated Other Collateral Pledged. The Maximum Amount shall be reduced from time to time by the amount of any performance bond or other security provided directly to Seller (but not to exceed the allocated P&A Liability associated with such Operated Property set forth in Exhibit F if the performance bond or other security is limited to select Operated Properties) (“Operated Other Collateral”). The form of any Operated Other Collateral must be acceptable to Seller in its sole discretion, but acceptance of the form shall not be unreasonably withheld. Buyer shall have the right, at any time, to pledge the Operated Other Collateral to the MMS and Seller shall be obligated to release such Operated Other Collateral for this purpose so long as Seller has been granted a lien subordinate only to the MMS in such Operated Other Collateral; provided, in that case the Maximum Amount shall not be further reduced under Section 7.07.01(b)(ii) above; and provided, further, in that case the Maximum Amount shall not be increased by the reduction in Operated Other Collateral.

(c)

Monthly Deposits to Operated Escrow Account; Release of Moneys from Operated Escrow Account. Buyer shall establish an escrow account (the “Operated Escrow Account”) with a financial institution that is mutually acceptable to Seller and Buyer as escrow agent (the “Operated Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit G-1 (the “Operated Escrow Agreement”). Buyer agrees to make monthly deposits to the Operated Escrow Agent, as set forth in Exhibit G-2, to be held in the Operated Escrow Account established under the Operated Escrow Agreement to secure the performance of all of its P&A Obligations with respect to the Operated Properties up to the Maximum Amount. Buyer shall have the option to make greater deposits than those stipulated in Exhibit G-2, but any deposits in excess of those required on Exhibit G-2 shall be credited to the required deposits in the inverse order of their due dates. The Operated Escrow Account shall also secure the performance of all of its P&A Obligations with respect to the Non-Operated Properties (up to the Non-Operated Maximum Amount) and the Operated Escrow Agreement shall remain in effect until the P&A Obligations of Buyer with respect to both the Operated Properties and the Non-Operated Properties (up to the Maximum Amount and the Non-Operated Maximum Amount, respectively) has been fully performed by Buyer in accordance with all notices, rules and regulations of the MMS and any other agency, body or authority having jurisdiction over Buyer or the Operated Properties or the Non-Operated Properties, as the case may be. Seller shall have the rights of a secured party under the Operated Escrow Agreement pursuant to the Operated Deposit Account Security Agreement and Operated Deposit Account Control Agreement contained in Exhibit G-1. In connection with any enforcement of Seller’s secured position, the proceeds of the Operated Escrow Agreement shall be used first to reduce the P&A Obligations with respect to the Operated Properties up to the Maximum Amount and then to reduce the P&A Obligations with respect to the Non-Operated Properties up to the Non-Operated Maximum Amount.

(i) Deposits to Operated Escrow Account. Such deposits are required to be made until such time the amount of any Operated Additional Security plus any Operated Other Collateral plus the cash balance of the Operated Escrow Account equals or exceeds the P&A Liability set forth in Exhibit F with respect to the Operated Properties (but not in excess of a maximum amount of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)).

(ii) Use of Cash in Operated Escrow Account. After completion of the deposits as set forth in Section 7.07.01(c)(i) above, and so long as the amount of any Operated Additional Security plus any Operated Other Collateral plus the cash balance of the Operated Escrow Account equals or exceeds the P&A Liability set forth in Exhibit F with respect to the Operated Properties (but not in excess of a maximum amount of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)), Buyer may withdraw cash from time to time from the Operated Escrow Account to obtain reimbursement for performed P&A Obligations with respect to a particular Operated Property, but limited in the aggregate to an amount not to exceed the allocated P&A Liability set forth in Exhibit F attributed to such Operated Property being abandoned; provided, however, that Buyer may not withdraw cash from the Operated Escrow Account with respect to a select Operated Property if the performance of the P&A Obligation of such select Operated Property has been secured by Operated Additional Security or Operated Other Collateral and the Maximum Amount has been previously reduced by the amount of such Operated Additional Security or Operated Other Collateral; and provided, further, that Buyer may not withdraw cash from the Operated Escrow Account upon the occurrence and during the continuance of a default in making any payment under Section 7.07.01(c) above, in making any payment under Section 7.07.02(a) with respect to the Non-Operated Escrow Agreement (as hereinafter defined), or under the obligation of Buyer to perform P&A Obligations with regard to the Operated Properties or the Non-Operated Properties in accordance with all notices, rules and regulations of the MMS and any other agency, body, or authority having jurisdiction over Buyer. In connection with any requested release, Buyer shall provide Seller an updated MMS Report reflecting the then-current P&A Liability. Buyer shall not have the right to request any release from the Operated Escrow Account to provide funds for P&A Obligations with regard to wells drilled after the Effective Date or with regard to platforms, pipelines, or other facilities installed after the Effective Date.

(iii) Release of Cash Balances to MMS. Buyer shall have the right, at any time, to pledge all or a portion of the then cash balance in the Operated Escrow Account to the MMS in order to provide it as Operated Additional Security as set forth in Section 7.07.01(b)(ii) above. Seller shall be obligated to release such cash balances for this purpose so long as Seller has been granted a lien subordinate only to the MMS in such Operated Additional Security as set forth in Section 7.07.01(b)(ii); provided, in that case the Maximum Amount shall not be further reduced under Section 7.07.01(b)(ii); and provided, further, that the Maximum Amount shall not be increased by the reduction in such cash balances.

(iv) In any instance in which Buyer would have a right to use cash from the Operated Escrow Account, or to obtain a release of cash balances of the Operated Escrow Account under this Section 7.07.01(c), it will be entitled to reduce the penal amount of any bonds furnished to Seller as Operated Other Collateral in the same amount instead of using cash from the Operated Escrow Account or obtaining a release of cash balances of the Operated Escrow Account under this Section 7.07.01(c).

(d)

Remedies of Seller. In the event Buyer and/or Guarantor fail to make a monthly payment under Section 7.07.01(c) above, and subject to the cure rights set forth in Section 7.07.01(e) below, Seller may demand that the Operated Escrow Account be fully funded by Buyer (and/or Guarantor pursuant to the terms of the Guaranty) in an amount equal to difference between the then P&A Liability set forth in Exhibit F (but not in excess of a maximum amount of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)) and the sum of any Operated Additional Security plus the Operated Other Collateral plus the cash balance of the Operated Escrow Account.

(e)

Cure Rights. No more than once in every rolling twelve (12) month period, Buyer and Guarantor shall have up to ninety (90) days to cure a monthly payment default prior to Seller having the right to exercise its rights under Section 7.07.01(d) above.

(f)

Fee. Until the Operating Escrow Account is fully funded as provided above, Buyer shall pay Seller a monthly fee equal to three percent (3%) per annum of an amount equal to difference between the P&A Liability set forth in Exhibit F in effect on the last day of each month (but not in excess of a maximum amount of Thirty Two Million Six Hundred Thousand and No/100 US Dollars (US$32,600,000.00)) and the sum of the amount of any Operated Additional Security plus the Operated Other Collateral plus the then cash balance of the Operated Escrow Account. The fee shall be paid quarterly in arrears with the first payment due January 15, 2010, for the period from the Closing until December 31, 2009, and thereafter on the 15th day of April, July, October and January for the preceding calendar quarter.

(g)

Assignment. Buyer may not assign any of its interest in the Operated Properties without obtaining the prior consent of Seller which consent may be conditioned on such assignee posting security, in the form of a bond or other security, in each case acceptable to Seller in the amount of and covering the same obligations as stated herein, proportionately reduced based on the interest being assigned. No assignment of any of the Operated Properties permitted hereunder and no delay, neglect or failure of Seller to proceed promptly to enforce this Agreement or to proceed promptly in the premises in case of any default on the part of Buyer Guarantor shall relieve Buyer of its obligations hereunder. Notwithstanding the provisions of this Section 7.07.01(g), but subject to Section 7.07.03, this provision shall not restrict the right of Buyer to now or hereafter grant PPVA Black Elk

(Cayman), Ltd. (“Creditor”) and/or any present or future hedge counterparty (a “Hedge Counterparty”) any mortgages, security agreements, and/or assignments of production (collectively, a “First Mortgage”) in order to secure present and/or future obligations of Buyer to Creditor and a Hedge Counterparty.

(h)

Rights of Guarantor. Buyer may grant a security interest in the Operated Escrow Account to Guarantor, subordinate in all respects to Seller’s rights under this Section 7.07 and/or its security interest in the Operated Escrow Account, on terms and conditions satisfactory to Seller in its sole discretion. Except as provided in this Section 7.07.01, Buyer shall not grant a security interest in Operated Additional Security, Operated Other Collateral or the cash balance of the Operated Escrow Agreement.

7.07.02 Non-Operated Properties.

(a)

Non-Operating Escrow Agreement. Buyer shall establish an escrow account (the “Non-Operated Escrow Account”) with a financial institution that is mutually acceptable to Seller and Buyer as escrow agent (the “Non-Operated Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit H-1 (the “Non-Operated Escrow Agreement”). Buyer agrees to make monthly deposits to the Non-Operated Escrow Agent, as set forth in Exhibit H-2, to be held in the Non-Operated Escrow Account established under the Non-Operated Escrow Agreement to secure the performance of all of its P&A Obligations with respect to all wells, platforms, pipelines, facilities and other equipment currently located the Non-Operated Properties until the Non-Operated Escrow Account contains Thirty Two Million and No/100 US Dollars (US$32,000,000.00) as it may be hereafter reduced (the “Non-Operated Maximum Amount”). Buyer shall have the option to make greater deposits than those stipulated in Exhibit H-2, but any deposits in excess of those required on Exhibit H-2 shall be credited to the required deposits in the inverse order of their due dates. The Non-Operated Maximum Amount is based upon P&A Liability for the leases included within the Non-Operated Properties on Exhibit I. The P&A Liability with respect to the Non-Operated Properties is set forth in the column labeled Allocated P&A, as identified for the leases included within the Non-Operated Properties in Exhibit I.

(b)

Adjustments to the Non-Operated Maximum Amount. The Non-Operated Maximum Amount shall never exceed Thirty Two Million and No/100 US Dollars (US$32,000,000.00); however, the amount of the Non-Operated Maximum Amount may be reduced (but never increased) from time to time during the term of the Non-Operated Escrow Agreement as follows:

(i) Change in P&A Liability. The Non-Operated Maximum Amount shall be reduced to the amount equal to the aggregate of the P&A Liability of the Non-Operated Properties (but never in excess of Thirty Two Million and No/100 US Dollars (US$32,000,000.00)). The P&A Liability may go down as Buyer performs actual P&A Obligations with respect to a Non-Operated Property (but not to exceed the allocated P&A Liability associated with such Non-Operated Property set forth in Exhibit I); provided, however, that the Non-Operated

Maximum Amount or P&A Liability shall not be reduced pursuant to this Section 7.07.02(b)(i) if the performance of P&A Obligations or payment of P&A Liability is made by a party other than Buyer in instances in which Seller may have liability for reimbursement or contribution with respect to such performance. Seller and Buyer shall revise Exhibit I and the allocated P&A Liability with respect to the leases included within the Non-Operated Properties as Buyer performs actual P&A Obligations with respect to a Non-Operated Property. The allocated P&A Liability for a particular Non-Operated Property may not be increased above that associated with such Non-Operated Property set forth in Exhibit I. Until revised by Seller and Buyer, the allocated P&A Liability shall be based on the most recent Exhibit I that has been mutually agreed upon.

(ii) Non-Operated Additional Security. The Non-Operated Maximum Amount shall be reduced from time to time by the amount of any security that Buyer has provided to (and which has accepted by) the MMS with respect to a Non-Operated Property (but not to exceed the allocated P&A Liability associated with such Non-Operated Property set forth in Exhibit I), whether in the form of a bond or a cash collateral account, so long as Seller has been granted a lien subordinate only to the MMS in such security (such accepted security in which Seller has been granted a subordinate lien (“Non-Operated Additional Security”).

(iii) Non-Operated Escrow Account. The Non-Operated Maximum Amount shall be reduced from time to time by the then cash deposits in the Non-Operated Escrow Account that has been pledged to Seller. Buyer shall have the right, at any time, to pledge the then cash deposits in the Non-Operated Escrow Account to the MMS and Seller shall be obligated to release such cash balances for this purpose so long as Seller has been granted a lien subordinate only to the MMS in such cash balances; provided, in that case the Non-Operated Maximum Amount shall not be further reduced under Section 7.07.02(b)(ii) above; and provided, further, in that case the Non-Operated Maximum Amount shall not be increased by the reduction in such cash balances.

(iv) Non-Operated Other Collateral Pledged. The Non-Operated Maximum Amount shall be reduced from time to time by the amount of any performance bond or other security provided directly to Seller (but not to exceed the allocated P&A Liability associated with such Non-Operated Property set forth in Exhibit I if the performance bond or other security is limited to select Non-Operated Properties) (“Non-Operated Other Collateral”). The form of any Non-Operated Other Collateral must be acceptable to Seller in its sole discretion, but acceptance of the form shall not be unreasonably withheld. Buyer shall have the right, at any time, to pledge the Non-Operated Other Collateral to the MMS and Seller shall be obligated to release such Non-Operated Other Collateral for this purpose so long as Seller has been granted a lien subordinate only to the MMS in such Non-Operated Other Collateral; provided, in that case the Non-Operated Maximum Amount shall not be further reduced under Section 7.07.02(b)(ii) above; and provided, further, in that case the Non-Operated Maximum Amount shall not be increased by the reduction in Non-Operated Other Collateral.

(c)

Monthly Deposits to Non-Operated Escrow Account; Release of Moneys from Non-Operated Escrow Account. Buyer shall make monthly deposits to the Non-Operated Escrow Agent as provided in Section 7.07.02(a) above to be held in the Non-Operated Escrow Account to secure the performance of all of its P&A Obligations with respect to the Non-Operated Properties up to the Non-Operated Maximum Amount and with respect to the Operated Properties up to the Maximum Amount. The Non-Operated Escrow Account shall remain in effect until the P&A Obligations of Buyer with respect to both the Operated Properties and the Non-Operated Properties (up to the Maximum Amount and the Non-Operated Maximum Amount, respectively) has been fully performed by Buyer in accordance with all notices, rules and regulations of the MMS and any other agency, body or authority having jurisdiction over Buyer or the Operated Properties or the Non-Operated Properties, as the case may be. Seller shall have the rights of a secured party under the Non-Operated Escrow Agreement pursuant to the Non-Operated Deposit Account Security Agreement and Non-Operated Deposit Account Control Agreement contained in Exhibit H-1. In connection with any enforcement of Seller’s secured position, the proceeds of the Non-Operated Escrow Agreement may be used at Seller’s option to reduce the P&A Obligations with respect to the Operated Properties or the Non-Operated Properties.

(i) Deposits to Non-Operated Escrow Account. Such deposits are required to be made until such time that the amount of any Non-Operated Additional Security plus any Non-Operated Other Collateral plus the cash balance of the Non-Operated Escrow Account equals or exceeds the P&A Liability set forth in Exhibit I with respect to the Non-Operated Properties (but never in excess of Thirty Two Million and No/100 US Dollars (US$32,000,000.00)).

(ii) Use of Cash in Non-Operated Escrow Account. After completion of the deposits as set forth in Section 7.07.02(a) above, and so long as the amount of any Non-Operated Additional Security plus any Non-Operated Other Collateral plus the cash balance of the Non-Operated Escrow Account equals or exceeds the P&A Liability set forth in Exhibit I with respect to the Non-Operated Properties (but never in excess of Thirty Two Million and No/100 US Dollars (US$32,000,000.00)), Buyer may withdraw cash from time to time from the Non-Operated Escrow Account to obtain reimbursement for performed P&A Obligations with respect to a particular Non-Operated Property, but limited in the aggregate to an amount not to exceed the allocated P&A Liability set forth in Exhibit I attributed to such Non-Operated Property being abandoned; provided, however, that Buyer may not withdraw cash from the Non-Operated Escrow Account with respect to a select Non-Operated Property if the performance of the P&A Obligation of such select Non-Operated Property is secured by Non-Operated Additional Security or Non-Operated Other Collateral and the Non-Operated Maximum Amount has been previously reduced by the amount of such Non-Operated Additional Security or Non-Operated Other Collateral; provided, further, Buyer may not withdraw cash from the Non-Operated Escrow Account upon the occurrence and during the continuance of a default in making any payment under Section 7.07.02(a) above, in making any payment under Section

7.07.01(c) above with respect to the Operated Escrow Agreement, or under the obligation of Buyer to perform P&A Obligations with regard to the Operated Properties or the Non-Operated Properties in accordance with all notices, rules and regulations of the MMS and any other agency, body, or authority having jurisdiction over Buyer. In connection with any requested release, Buyer shall provide Seller evidence satisfactory to Seller supporting the request, including invoices evidencing the expenditures and written correspondence from the MMS evidencing performance. Buyer shall not have the right to request any release from the Non-Operated Escrow Account to provide funds for performed P&A Obligations with regard to wells drilled after the Effective Date or with regard to platforms, pipelines, or other facilities installed after the Effective Date.

(iii) Release of Cash Balances to MMS. Buyer shall have the right, at any time, to pledge all or a portion of the then cash balance in the Non-Operated Escrow Account to the MMS in order to provide it as Non-Operated Additional Security as set forth in Section 7.07.02(b)(ii) above. Seller shall be obligated to release such cash balances for this purpose so long as Seller has been granted a lien subordinate only to the MMS in such Non-Operated Additional Security as set forth in Section 7.07.02(b)(ii); provided, in that case the Non-Operated Maximum Amount shall not be further reduced under Section 7.07.02(b)(ii); and provided, further, that the Non-Operated Maximum amount shall not be increased by the reduction in such cash balances.

(d)

Remedies of Seller. In the event Buyer fails to make a monthly payment under Section 7.07.02(a) above or Buyer and/or Guarantor fail to make a monthly payment under Section 7.07.01(c) above, and subject to the cure rights set forth in Section 7.07.02(e) below, Seller may demand that the Non-Operated Escrow Account be fully funded by Buyer in an amount equal to difference between the then P&A Liability set forth in Exhibit I and the sum of any Non-Operated Additional Security plus any Non-Operated Other Collateral plus the cash balance of the Non-Operated Escrow Account.

(e)

Cure Rights. No more than once in every rolling twelve (12) month period, Buyer shall have up to ninety (90) days to cure a monthly payment default prior to Seller having the right to exercise its rights under Section 7.07.02(d) above.

(f)

Assignment. Buyer may not assign any of its interest in the Non-Operated Properties without obtaining the prior consent of Seller which consent may be conditioned on such assignee posting security, in the form of a bond or other security, in each case acceptable to Seller in the amount of and covering the same obligations as stated herein, proportionately reduced based on the interest being assigned. No assignment of any of the Non-Operated Properties permitted hereunder and no delay, neglect or failure of Seller to proceed promptly to enforce this Agreement or to proceed promptly in the premises in case of any default on the part of Buyer and/or the Guarantor shall relieve Buyer or the Guarantor or any of them of their obligations hereunder or under the Guaranty. Notwithstanding the provisions of this Section 7.07.02(f), , but subject to Section 7.07.03, this provision shall not restrict the right of Buyer to now or hereafter grant Creditor and/or any Hedge Counterparty a First Mortgage.

(g)

Security Interests. Except as provided in this Section 7.07.02(g), Buyer shall not grant a security interest in Non-Operated Additional Security, Non-Operated Other Collateral or the cash balance of the Non-Operated Escrow Account.

7.07.03 Mortgage. The P&A Obligations of Buyer with respect to both the Operated Properties and the Non-Operated Properties (up to the Maximum Amount and the Non-Operated Maximum Amount, respectively), as well as the obligation to fund the Operated Escrow Account under Section 7.07.01(c) above and the Non-Operated Escrow Account under Section 7.07.02(a) above shall be secured by a mortgage lien, security agreement and assignment of production affecting the Operated Properties and the Non-Operated Properties, pursuant to a document in form of Exhibit J (the “Mortgage”). In the event (x) (i) the P&A Obligations of Buyer with respect to both the Operated Properties and the Non-Operated Properties have been fully performed by Buyer in accordance with all notices, rules and regulations of the MMS and any other agency, body or authority having jurisdiction over Buyer or the Operated Properties or the Non-Operated Properties, as the case may be, (ii) Seller is reasonably satisfied that Seller has no liability for reimbursement or contribution with respect to such performance, and (iii) Seller is presented with evidenced reasonable satisfactory to Seller that the MMS or other proper regulatory authority has certified that such P&A Obligations have been performed, or (y) the Operated Escrow Account has been fully funded in accordance with Section 7.07.01(c) and the Non-Operated Escrow Account has been fully funded in accordance with 7.07.02(a) Seller shall release all of its rights under the Mortgage. The Mortgage shall be a second mortgage behind the First Mortgage; provided, however, that (x) upon the occurrence and during the continuance of a default in making any payment under Section 7.07.01(c), in making any payment under Section 7.07.02(a), or under the obligation of Buyer to perform P&A Obligations with regard to the Operated Properties or the Non-Operated Properties in accordance with all notices, rules and regulations of the MMS and any other agency, body, or authority having jurisdiction over Buyer or the performance of the P&A operations, and (y) the failure or refusal by Guarantor to perform its obligations under the Guaranty with respect to the Operated Properties and/or the failure or refusal by Buyer to perform its obligations under Section 7.07.02(c) to fund the Non-Operated Escrow Account, (i) the rights of Creditor, but not the rights of a Hedge Counterparty, under the First Mortgage shall be subordinate to the Mortgage, but only as to the amount of cash that should have been funded in the Operated Escrow Account and the Non-Operated Escrow Account (including any amounts due upon acceleration) and the rights of any Hedge Counterparty to payments under the First Mortgage shall be pari passu to the rights of Seller under to payments under the Mortgage, and (ii) Buyer shall name Seller as contract operator for the Operated Properties. If requested by Creditor or a Hedge Counterparty, Seller shall execute an intercreditor agreement containing terms and conditions necessary to give effect to such rights.

7.07.04 Release of Operated Escrow Account and the Non-Operated Escrow Account. In the event (i) the P&A Obligations of Buyer with respect to both the Operated Properties and the Non-Operated Properties (up to the Maximum Amount and the Non-Operated Maximum Amount, respectively) has been fully performed by Buyer in accordance with all notices, rules and regulations of the MMS and any other agency, body or authority having jurisdiction over Buyer or the Operated Properties or the Non-Operated Properties, as the case may be; (ii) Seller is reasonably satisfied that Seller has no liability for reimbursement or contribution with respect to such performance; and (iii) Seller is presented with evidenced reasonable satisfactory to Seller that the MMS or other proper regulatory authority has agreed that such P&A Obligations have been performed, Seller shall release all of its rights under the Operated Escrow Agreement and the Non-Operated Escrow Agreement.

Section 7.08 Casualty Loss.

As used herein the term “Casualty Loss” shall mean, with respect to any of the Assets, any damage or destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain of any Asset or portion thereof, in which the loss or damage associated with such Casualty Loss exceeds thirty-five percent (35%) of the Purchase Price. Seller shall promptly notify Buyer of any Casualty Loss(es) prior to the Closing of which Seller becomes aware. If a Casualty Loss exists at the Closing, either Buyer or Seller may elect to terminate this Agreement, In which case neither party shall have any further liability or obligation to the other hereunder except as to (i) the return of the Performance Deposit to Buyer, and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

Section 7.09 Participation Rights.

Either Buyer or Seller may propose the drilling of any of the prospects identified in Schedule 7.09 (the “Prospects”). In such a case, either Seller or Buyer, as applicable, shall have the right to participate in the drilling of said well. In the case of a Buyer proposal, Buyer shall provide written notice to Seller of such opportunity at least sixty (60) days prior to the commencement of the proposed operation (a “Notice of Opportunity”). The Notice of Opportunity shall (i) identify the estimated amount of expenditures Buyer reasonably believes is necessary to perform such project, and (ii) include such geological and geophysical maps (subject to any contractual restrictions), economic and AFE analysis and other data in the possession or control of Buyer with respect to such proposed well. Seller shall have the right to participate by providing written notice of such to Buyer within thirty (30) days after receipt of Buyer’s notice of such opportunity. Seller shall have the right to meet with Buyer’s technical personnel to discuss the Prospect identified in such Notice of Opportunity during such 30-day period.

The failure by Seller to timely respond to Buyer’s Notice of Opportunity shall be deemed a waiver by Seller of its right to participate in such proposed well. If Seller elects to participate in the proposed well, Seller shall bear fifty percent (50%), proportionately reduced to Buyer’s working interest, of the cost of such operations, including completion or abandonment and Seller shall receive an undivided fifty percent (50%) operating right interest in the Prospect, proportionately reduced to Buyer’s working interest, from the surface to 100’ below the TD of such well, within the Prospect area, described by aliquots ( 1/4  1/4  1/4), on a form approvable by the MMS. The assignment will be subject to any applicable royalties, overriding royalties, production payments and similar burdens on production (“Burdens”) and any preferential rights or rights to consent to assignment (“Other Rights”), affecting the Prospect in existence as of the Effective Date, but shall be free and clear of any other Burdens or Other Rights created or established by, through or under Buyer subsequent to the Effective Date. Joint operations will be conducted under the terms of the joint operating agreement in effect as of the Effective Date hereof. In the event there is no effective joint operating agreement, Seller and Buyer shall enter into a mutually acceptable joint operating agreement in substantially the same form as attached as Exhibit K providing for Buyer as operator (the “JOA”).

In the case of a Seller proposal, Seller shall provide written Notice of Opportunity to Buyer at least sixty (60) days prior to the commencement of the proposed operation. The Notice of Opportunity shall (i) identify the estimated amount of expenditures Seller reasonably believes is necessary to perform such project, and (ii) include such geological and geophysical maps (subject to any contractual restrictions), economic and AFE analysis and other data in the possession or control of Seller with respect to such proposed well. Buyer shall have the right to participate by providing written notice of such to Seller within thirty (30) days after receipt of Seller’s notice of such opportunity. Buyer shall have the right to meet with Seller’s technical personnel to discuss the Prospect identified in such Notice of Opportunity during such 30-day period. The failure by Buyer to timely respond to Seller’s Notice of Opportunity shall be deemed a waiver by Buyer of its right to participate in such proposed well.

If Buyer elects to participate in the proposed well, Seller shall bear fifty percent (50%), proportionately reduced to Buyer’s working interest, of the cost of such operations, including completion or abandonment and Seller shall receive an undivided fifty percent (50%) operating right interest in the Prospect, proportionately reduced to Buyer’s working interest, from the surface to one hundred feet (100’) below the TD of such well, within the Prospect area, described by aliquots ( 1/4  1/4  1/4), on a form approvable by the MMS. Joint operations will be conducted under the terms of the JOA in effect as of the Effective Date hereof. In the event there is no effective JOA, Seller and Buyer shall enter into a mutually acceptable JOA in substantially the same form as attached as Exhibit K providing for Buyer as operator.

If Buyer does not elect to participate in the proposed well, Seller shall bear one hundred percent (100%), proportionately reduced to Buyer’s working interest, of the cost of such operations, including completion or abandonment and Seller shall receive an undivided one hundred percent (100%) operating right interest in the Prospect, proportionately reduced to Buyer’s working interest, from the surface to one hundred feet (100’) below the TD of such well, within the Prospect area, described by aliquots ( 1/4  1/4  1/4), on a form approvable by the MMS. The assignment will be subject to any Burdens affecting the Prospect in existence as of the Effective Date, but shall be free and clear of any other Burdens created or established by, through or under Buyer subsequent to the Effective Date. Buyer shall use its commercially reasonable efforts to assist Seller in the drilling of such well. Buyer shall have rights to back-in after recovery of non-consent penalties to the extent stipulated in the applicable JOA.

Any burdens, liens or other encumbrances placed on the Leases by Buyer shall be expressly subordinate to Seller’s rights hereunder.

Section 7.10 Restrictions on Dividend Payments.

Until the Operated Escrow Account and the Non-Operated Escrow Account are fully funded as provided in Section 7.07 hereof, Buyer will not make any Distribution except a Permitted Distribution. Nothing in this Section 7.10 shall prohibit payments by Buyer in respect of any loans or advances made by Creditor to Buyer, whether or not such payments or advances are secured by a mortgage or other security documents.

“Distribution” means (i) any dividend or other distribution made by Buyer on or in respect of the Capital Stock of Buyer (including any option or warrant to buy such an equity interest), or (ii) any payment made by Buyer to purchase, redeem, acquire or retire any of its Capital Stock (including any such option or warrant).

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association, limited liability company or other business entity, shares, interests, participations, rights or other equivalents (however designated) thereof; (iii) in the case of a partnership, partnership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Permitted Distribution” means any dividend or other distribution made by Buyer on or in respect of the Capital Stock of Buyer for the purpose of providing funds to holders of Buyer’s Capital Stock for the payment of state or federal income taxes, computed at the highest Federal and New York State income rates from time to time.

Section 7.11 Guaranty.

Within two (2) business days of the Execution Date, Buyer shall cause the Guaranty to be executed by Guarantor and delivered to Buyer’s counsel, Liskow & Lewis to be held in escrow with instructions to be released only at Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

Section 8.01 Conditions Precedent to Closing.

Each of Seller and Buyer will not be obligated to close the transaction contemplated by this Agreement, and will have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Article VIII is satisfied as of the Closing, or it waives, in whole or in part, any such conditions to its performance that is unsatisfied as of the Closing. If a party elects to terminate this Agreement because a condition to its performance is not satisfied, the terminating party must give the other party written notice of termination on or before the Closing, after which neither party will have any further obligation under this Agreement. The inclusion in this Agreement of conditions precedent to Seller’s and Buyer’s obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions to the other party’s obligations at Closing.

Section 8.02 Seller’s Conditions Precedent.

The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to each of the following conditions precedent:

(a)	Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed, or complied with, by Buyer on or prior to Closing.

(b)

No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

(c)	Buyer’s representations and warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on Closing date.

(d)	Buyer shall deliver to Seller on or prior to Closing an opinion of counsel of Guarantor to the following matters:

(i) Guarantor is a Cayman Island limited partnership validly existing and in good standing under the laws of the Cayman Islands;

(ii) Guarantor has the requisite power and authority to execute and deliver the Guaranty and to consummate the transactions contemplated thereby. The execution and delivery of the Guaranty by Guarantor and the consummation of the transactions contemplated thereby have been duly authorized;

(iii) The Guaranty has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with the terms thereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights. No other act, approval or proceeding on the part of Guarantor or any other party is required to authorize the execution and delivery of the Guaranty by Guarantor or the consummation of the transactions contemplated thereby; and

(iv) The Guaranty, and its execution and delivery by Guarantor, does not, and the consummation of the transactions contemplated thereby, will not (a) conflict with or result in a breach of the charter or bylaws of Guarantor or any other governing documents of Guarantor, or (b) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Guarantor to perform its obligations under the Guaranty.

Section 8.03 Buyer’s Conditions Precedent.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to each of the following conditions precedent:

(a)	Seller shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed of, or complied with, by Seller on or prior to Closing.

(b)	Seller’s representations and warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on the Closing date.

(c)

No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

Section 8.04 Gas Imbalances.

The Assets acquired by Buyer include all Gas Imbalances existing as of the Effective Date valued to be Four and 14/100 US Dollars per MMBTU (US$4.14/MMBTU). At Closing, either Seller or Buyer shall have the right to an adjustment in the settlement amount with respect to only gas imbalances created after January 1, 2000, where the gas settlement price under the relevant gas balancing agreement is based on the weighted average price at the time the imbalance is created. If the adjusted value of all such gas imbalances would cause the total value of all Gas Imbalances to exceed ten percent (10%) of the aggregate value of the Gas Imbalances set forth on Exhibit A-6 multiplied by US$4.14/MMBTU, Buyer shall receive an upward adjustment in the settlement amount in Section 2.01(b). If the adjusted value of all such gas imbalances would cause the total value of all Gas Imbalances to be less than ten percent (10%) of the aggregate value of the Gas Imbalances set forth on Exhibit A-6 multiplied by US$4.14/MMBTU, Seller shall receive a downward adjustment in the settlement amount in Section 2.01(b). If the adjusted value of all such gas imbalances would not cause the total value of all Gas Imbalances to exceed or be less than ten percent (10%) of the aggregate value of the Gas Imbalances set forth on Exhibit A-6 multiplied by US$4.14/MMBTU, there will not be any adjustment in the settlement amount in Section 2.01(b).

ARTICLE IX

CLOSING

Section 9.01 Time and Place of Closing.

The sale and purchase of the Assets pursuant to this Agreement (the “Closing”) shall be consummated and completed in Seller’s offices in Houston, Texas on or before October 15, 2009, at 10:00 a.m. CST.

Section 9.02 Closing Obligations.

At the Closing, the following events (“Closing Obligations”) shall occur, subject to the satisfaction of the conditions precedent contained in Section 8.02 and Section 8.03 above, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)

Seller shall execute, acknowledge and deliver to Buyer for Buyer’s execution, a Conveyance and Assignment and Bill of Sale attached hereto as Exhibit B, conveying to Buyer the Assets, in accordance with the terms of this Agreement. Buyer agrees that all assignments executed in Buyer’s favor that require the approval of the MMS will be filed by Buyer with the for such approval, together with all other necessary documentation and bonds, if any, required to be submitted therewith, no later than five (5) business days after the Closing.

(b)

Buyer shall deliver to Seller the Closing Purchase Price by wire transfer in immediately available federal funds, pursuant to Section 2.01(e) hereinabove, and as may be adjusted pursuant to Section 2.02 hereinabove.

(c)	Seller shall deliver to Buyer exclusive possession of the Assets, including all monies held in suspense and for account of third parties.

(d)	Seller shall deliver to Buyer a Release for any of the Assets which are subject to Seller’s mortgage agreement.

(e)

Seller and Buyer shall deliver copies of all such documents deemed reasonably necessary by the other to evidence each party’s authority to enter into and execute all agreements required hereunder to satisfy the Closing Obligations, including, without limitation, powers of attorney, corporate resolutions, by-laws and such similar documents evidencing a party’s authority such as the other party may reasonably request.

(f)	Buyer and Seller shall execute and deliver such other documents as may be necessary to consummate the transactions contemplated hereby, including forms transferring all permits related to the Assets.

(g)

Seller and Buyer shall deliver, upon request by the other, a certificate dated as of the Closing date, signed by an authorized representative of the requested party, certifying that the representations and warranties of such party as set forth in this Agreement were true and complete, in all material respects, when made, and shall be true and complete on, and as of, Closing as though such representations and warranties were made at, and as of, such date.

(h)

To the extent any of the Assets assigned to Buyer by Seller require the approval of the MMS and to the extent such approval cannot be obtained without the posting of a bond with the MMS, Buyer shall provide Seller with evidence that such required bond has been obtained by Buyer and is ready for submittal to the MMS.

(i)

Buyer shall execute or cause to be executed and delivered to Seller the (i) Guaranty; (ii) Operated Escrow Agreement; (iii) Non-Operated Escrow Agreement; (iv) Operated Deposit Account Security Agreement and Operated Deposit Account Control Agreement contained in Exhibit G-1; (v) Non-Operated Deposit Account Security Agreement and Non-Operated Deposit Account Control Agreement contained in Exhibit H-1; and (vi) Mortgage.

Section 9.03 Final Settlement.

As soon as practicable after the Closing but no later than one hundred twenty (120) days after the Closing, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30)

days after Seller has received Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date”. If the parties are unable to agree on the amount due with respect to any disputed items within sixty (60) days after Seller receives Buyer’s written exceptions to the Final Settlement Statement, then the disputed items will be submitted to a mutually agreed upon independent expert (“Accounting Referee”). The costs and expenses of the Accounting Referee shall be shared equally by Seller and Buyer. Within ten (10) days after a decision of the Accounting Referee, Seller and Buyer, as the case may be, shall promptly make cash payment to the other equal to the sum as may be found by the Accounting Referee. Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Section 9.03.

ARTICLE X

TERMINATION

Section 10.01 Termination.

This Agreement and the transaction contemplated hereby may be terminated in the following instances:

(a)

By Seller if any of the conditions set forth in Section 8.02 above are not satisfied in all material respects or waived by Seller at the time of Closing or if the conditions set forth in Section 7.11 above are not satisfied within two (2) business days of the Execution Date.

(b)	By Buyer if any of the conditions set forth in Section 8.03 above are not satisfied in all material respects or waived by Buyer at the time of Closing.

(c)	At any time by the mutual written agreement of Seller and Buyer.

(d)	By Seller if Closing has not occurred by October 31, 2009.

(e)	By Buyer or Seller under the conditions set forth in Section 5.08 and Section 6.07.

If this Agreement is terminated as a result of Section 10.01(a) or (d) (other than if the Closing has not occurred due to default by Seller), Seller may, at its sole option, retain the Performance Deposit as agreed liquidated damages and not as a penalty. If the termination is a result of Section 10.01(b), (c), or (e) above, then Seller shall promptly return the Performance Deposit to Buyer, subject to Section 2.01(c) above.

Section 10.02 Effect of Termination.

In the event that the Closing does not occur as a result of any party hereto exercising its rights to terminate pursuant to Section 10.01 above, then this Agreement shall be null and void and, except as expressly provided herein, no party shall have any rights or obligations under this Agreement. Nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any agreement or covenant herein. In the event the termination of this Agreement results from the willful or negligent failure of any party to perform in any material respect any agreement or covenant herein, then notwithstanding anything to the contrary herein contained, the other party shall be entitled to all remedies available in law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees and expenses in addition to any other relief to which such party may be entitled.

ARTICLE XI

IRC § 1031 EXCHANGE

If either party so elects, the parties shall cooperate to effect a tax-deferred exchange under Internal Revenue Code § 1031, as amended. Either party shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If either party elects to effect a tax deferred exchange, the other party shall execute additional escrow instructions, documents, agreements, or instruments necessary to effect the exchange, provided that the party asked to so cooperate shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange requested by the other party.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Exhibits.

The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits and Schedules as of the execution of this Agreement.

Section 12.02 Expenses.

Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 12.03 Notices.

All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile transmission, when received by the party charged with such notice and addressed as follows:

If to Seller:

W&T Offshore, Inc.

Nine Greenway, Suite 300

Houston, Texas 77046

Attention: W. Reid Lea

Tel: 713-624-7215

Fax: 713-624-7324

Email: reid@wtoffshore.com

If to Buyer:

Black Elk Energy, LLC

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Attention: John Hoffman

Tel: 281-598-8620

Fax: 281-598-8601

Email: jhoffman@blackelkenergy.com

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

Section 12.04 Amendments; Waiver.

No supplement, amendment, alteration, or modification of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.05 Assignment.

Buyer may not assign all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and obtains the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 12.06 Conditions.

The inclusion in this Agreement of conditions to Seller’s and Buyer’s obligations at the Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions of the other party’s obligations at Closing.

Section 12.07 Headings.

The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

Section 12.08 Counterparts.

This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

Section 12.09 References.

References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

Section 12.10 Governing Law.

This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

Section 12.11 Entire Agreement.

Subject to Section 12.15 below, this Agreement (including the Exhibits attached hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 12.12 Parties in Interest.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto (including Buyer and Seller) and their respective successors and permitted assigns, and nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

Section 12.13 Survival.

All representations and warranties Seller or Buyer contained in this Agreement or in any certificate delivered at Closing shall survive the Closing but only for a period of one (1) year from the Effective Date (“Survival Period”); provided, the representation of Seller under Section 4.01(p) shall terminate at Closing. All covenants of Seller or Buyer contained in this Agreement or in any certificate delivered at the Closing shall survive the Closing, except for any covenant which by its terms terminates as of a specific date.

Section 12.14 Filing of Assignments.

Within fifteen (15) days from Closing, Seller agrees to file all of the Assignments with the MMS for approval.

Section 12.15 Confidentiality.

Seller and Black Elk Energy, LLC (“BEE”) have previously entered into a Confidentiality Agreement, dated June 1, 2009, and Buyer assumes the obligations of BEE thereunder. The parties hereto agree that, subject to the provisions of this Agreement, the provisions thereof shall continue to apply until Closing and shall terminate at Closing.

Section 12.16 Further Assurances.

After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement. Seller covenants and agrees that it will take such actions and provide such information and assistance and take such steps as shall be deemed reasonably necessary by Buyer for Buyer to make such filing(s) on a timely basis, including, but not limited to, access to the internal accounting of Seller relating to the Assets and the cooperation of Seller’s outside auditors. All costs and expenses directly associated to Seller’s efforts in complying with this provision shall be borne in full by Buyer.

Section 12.17 No Punitive or Consequential Damages.

Under no circumstances shall either party be liable to the other for any indirect, consequential, unforeseen, exemplary or punitive damages of any nature.

Section 12.18 Public Announcements.

This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer’s lenders, if any, and their consultants, who shall be required to keep such information confidential. If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential. Prior to Closing, neither party may make press releases or other public announcements concerning this transaction, without the other party’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange (in which case the proposed disclosure shall be made available to the non-disclosing party prior to such disclosure). Notwithstanding the foregoing, Seller and Buyer shall each have the right to also disclose the transaction as it deems necessary to comply with SEC reporting requirements or to customary recipients of either party’s investor relations communications in the normal course of its business; provided, however, the disclosing party shall prior to such disclosure make the proposed disclosure available to the non-disclosing party (redacted of any material, non-public information contained therein not specifically related to the Assets).

Section 12.19 Operatorship Subsequent to Closing.

Subject to Section 12.29 below, Seller will operate the Assets until the Closing Date, at which time operations will be turned over to, and become the responsibility of, Buyer or the named operator in accordance with the terms of the applicable JOA. Buyer hereby acknowledges that Seller can not Guaranty that Buyer can become the named operator of any of the Assets.

Section 12.20 Hart-Scott-Rodino Filing.

If this Agreement is subject to and conditioned upon compliance by the parties with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Act”), and rules and regulations promulgated pursuant thereto, the parties shall make such filings with and provide such information to the Federal Trade Commission as required in connection with the Act as soon as practicable after the date hereof.

Section 12.21 Waiver of Consumer Rights/DTPA Waiver.

TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTY AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548 AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476, AND WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2420, ET SEQ. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (ii) HAS CONSULTED WITH AN ATTORNEY OF BUYER’S OWN CHOOSING; (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (v) UNDERSTANDS THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF AND THAT ASSIGNOR, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER. IN ADDITION, BUYER WAIVES ITS RIGHTS UNDER ALL OTHER CONSUMER PROTECTION STATUTES APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES.

Section 12.22 Information in Exhibits.

Except to the extent provided in Section 4.01 hereinabove, Seller makes no representation or warranty as to the completeness or accuracy of the information contained in the attached Exhibits and Schedules.

Section 12.23 Removal of Signs.

With respect to any of the Assets operated by Seller, Buyer shall, within ninety (90) days after Closing or within ninety (90) days after operations are actually transferred, whichever is later, remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos. If Buyer fails to comply with this Section 12.23, Seller shall have access to the Assets in order to remove such names, marks, and logos, all at Buyer’s expense.

Section 12.24 Severability.

The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

Section 12.25 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.26 Not Construed Against Drafter.

Buyer and Seller acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, Buyer and Seller agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Agreement, including any Exhibits or Schedules hereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author same.

Section 12.27 Express Negligence Rule.

BUYER AND SELLER ACKNOWLEDGE THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINE OR CAPITALS, OR ANY COMBINATION THEREOF, SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE AND/OR ARE CONSPICUOUS.

Section 12.28 Knowledge.

Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to the best of such party’s knowledge” or “known to such party” Buyer and Seller intend that the only information to be attributed to such party is information actually known to (i) the person in the case of an individual, or (ii) in the case of a corporation, a current officer who devotes, or has devoted, substantial attention to matters of such nature during the ordinary course of his employment during the last twenty-four (24) months. Unless otherwise specifically provided in this Agreement, no party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to the best of such party’s knowledge” or “known to such party.”

Section 12.29 Transition Agreement.

After Closing, Seller will continue to operate the Assets operated by it prior to Closing pursuant to the Transition Agreement attached hereto as Exhibit D.

[Signature Page Follows]

EXECUTED on the 14th day of September 2009, but effective as the Effective Date.

SELLER:		BUYER:

W&T OFFSHORE, INC.		BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ Tracy W. Krohn	By:	/s/ John Hoffman
	Tracy W. Krohn		John Hoffman
	Chief Executive Officer		President/Chief Executive Officer

Signature Page